Exhibit 96.1

Technical Report Summary of Mineral Reserves

and Mineral Resources for Boffa Mine in Guinea

August 2022

Declaration

I, Shengfa Tu, am a member of the Australasian Institute of Mining and Metallurgy (AusIMM) (Membership Number 320442). I have sufficient experience in estimating resources and reserves of weathered bauxite deposits and mine construction, which enables me to prepare the Technical Report Summary of Mineral Reserves and Mineral Resources for Boffa Mine in Guinea. I am regarded as a Qualified Person in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code 2012 Edition) and a Qualified Person as defined under Subpart 1300 of U.S. Securities and Exchange Commission Regulation S-K (“Regulation S-K 1300”). I have prepared this report based on relevant information and rules including Regulation S-K 1300 and Item 601(b)(96) of Regulation S-K, and I promise to be fully responsible for this report.

I have no financial interest with the registrant, such as equity interest, except the fees charged for technical services in preparing this report.

Signature:	/s/ Shengfa Tu
Title:	AusIMM Fellow
Date:	August 30, 2022

Contents

1 Executive Summary	1
1.1 Introduction to Mineral Properties	1
1.2 Geology of Deposit	1
1.3 Exploration	3
1.4 Development and Operations	6
1.5 Mineral Resources	6
1.6 Mineral Reserves	7
1.7 Capital and Operating Costs	8
1.8 Permitting	8
1.9 Conclusions and Recommendations	8
2 Introduction	10
2.1 About the Registrant	10
2.2 Scope of Application of this Summary	10
2.3 Types and Sources of Data	10
2.4 Qualifications and The details of the personal inspection on the property by qualified person	10
3 Property Description	12
4 Accessibility, Infrastructures and Physiography	14
4.1 Topography, Elevation and Vegetation	14
4.2 Accessibility	14
4.3 Climate	14
4.4 Infrastructures	14
5 Exploration and Development History of the Mine	15
5.1 Prior and Current Operators	15
5.2 Exploration and Development	15
5.2.1 BHP Exploration	15
5.2.2 Due Diligence by Mining One	18
5.2.3 CINF’s Technical and Resource Report	18
5.2.4 CINF’s Feasibility Study and Design	18
5.2.5 Mine Construction and Production of Chalco Guinea Company	18
6 Geological Background and Mineralization Characteristics	20
6.1 Regional Geology	20
6.2 Mine Geology	21
6.3 Deposit Type	25
7 Exploration	26
7.1 Survey Evaluation	26
7.2 Geological Logging	26
7.3 Drilling	26
7.4 Sampling and QAQC	28

I

7.5 Hydrogeological Evaluation	28
7.6 Geotechnical Assessment	28
8 Sample Preparation, Analysis and Quality	29
8.1 Preparation Process and Quality Assessment of Samples	29
8.2 QAQC of Sample Assay	29
8.2.1 Comparison of Analytical Methods and Results	29
8.2.2 Analysis and QAQC	30
8.3 Data Management	32
9 Data Verification	33
9.1 Verification Method	33
9.2 Verification Results	33
9.3 Analysis of Duplicate Samples	33
9.3.1 Distribution of Boreholes of Duplicate Samples	33
9.3.2 Comparison of Duplicate Sample Analysis	34
9.4 Verification Conclusions	36
10 Mineral processing and metallurgical testing	37
10.1 Digestion Test Results	37
10.1.1 Test Results of Zhengzhou Non-Ferrous Metals Research Institute	37
10.1.2 Test Results of Shandong Branch of Chalco	38
11 Estimation of Mineral Resource	39
11.1 Estimation Method and Parameter Selection	39
11.1.1 Data and Databases	39
11.1.2 Parameter Selection for Resource Estimation	39
11.1.3 Resource Estimation Method	41
11.2 Estimation of Resources	46
11.2.1 Resources	46
11.2.2 Grade and Resources	47
11.3 Analysis of Reliability of Resources and Influence factors	47
11.4 Notes on Resources	47
12 Mineral Reserves	48
12.1 Selection of Parameters and Method for Reserves Estimation	48
12.1.1 Analysis of Relevant Factors in Economic and Technological Study	48
12.1.2 Parameters and Method for Reserves Estimation	49
12.2 Reserves Estimation Result	51
12.3 The qualified person's opinion on how the mineral reserve estimates could be materially affected by risk factors associated with or changes to any aspect of the modifying factors	52
12.4 Notes on Reserves	53
13 Mining Methods	54
13.1 Geotechnical Investigation	54

II

13.2 Hydrogeological Condition Study	54
13.3 Mining Methods	54
13.4 Mining Index	54
13.5 Production Capacity and Service Life	55
13.6 Equipment and Staffing	58
13.6.1 Main Mining and Stripping Equipment and Quantity	58
13.6.2 Bauxite Transport Automobiles	58
13.6.3 Main Reclamation Equipment	58
13.6.4 Organization and Staffing	58
14 Processing and recovery methods.	59
15 Infrastructure	60
15.1 Plot Plan and Transportation	60
15.2 Site Selection	61
15.3 General Arrangement	62
15.3.1 Stope and High grade ore Yard	62
15.3.2 Low Grade Ore Yard	63
15.3.3 Water Source	63
15.3.4 Belt Conveyor and its Maintenance Road	63
15.3.5 Ferries Wharf	63
15.3.6 Wharf Yard and Living Area	64
15.3.7 Heavy Oil Power Station	64
15.3.8 Temporary Waste Dump	65
15.3.9 Others	65
15.3.10 Internal and External Transportation	65
15.3.11 Power System	66
15.3.12 Water Supply and Drainage	66
16 Market Studies	67
16.1 Forecast of Product Supply and Demand	67
16.2 Product Price Forecast	67
16.3 Signed or Potential Contracts	67
17 Environmental Studies, Permits and Social Impacts	68
17.1 Results of Environmental Studies	68
17.2 Disposal of Three Types of Wastes	68
17.2.1 Waste Gas Treatment	68
17.2.2 Wastewater Treatment	68
17.2.3 Solid Waste Treatment	68
17.2.4 Environmental Investment and Staffing	69
17.3 Environmental Permit for the Project	69
17.4 Planning, Consultation, or Agreement with Local Individuals or Groups	69

III

17.5 Mine Closure Plan	69
17.6 Related Notes	70
18 Capital and Operating Costs	71
18.1 Investment estimation	71
18.1.1 Basis of compilation	71
18.1.2 Project investment estimation	71
18.2 Operating costs	74
18.2.1 Notes for cost planning	74
18.2.2 Operating cost estimation	75
18.2.3 Notes for capital and operating cost	75
19 Economic analysis.	76
19.1 Basis and principles of financial analysis	76
19.2 Profit and profit distribution	76
19.2.1 Product sales and revenue	76
19.2.2 Value-added tax	76
19.2.3 Ore export tax and Mineral tax	76
19.2.4 Profit and distribution	76
19.3 Analysis of project profitability	77
19.4 Cash flow calculation	77
19.5 Solvency analysis and project benefits	77
19.6 Sensitivity analysis results	90
19.7 Economic efficiency analysis	90
19.8 Risk analysis	90
20 Adjacent Properties	92
21 Other Relevant Data and Information	94
22 Interpretation and Conclusions	95
23 Recommendations	97
24 References	98
25 Reliance on Data Provided by Registrant	103

IV

1 Executive Summary

1.1 Introduction to Mineral Properties

Boffa Bauxite Mine is located 8km north by east of the city of Boffa, Boffa Prefecture, BOKE Region in Guinea, consisting of the Boffa North and Boffa South mines (Fig. 1-1). The mining permit number of Boffa North is Presidential Decree No. D/2018/105/PRG/SGG, and the mining permit number of Boffa South is Presidential Decree No. D/2018/106/PRG/SGG. Boffa North covers an area of 653.55km2, and Boffa South covers an area of 594.61km2. Both mining permits are valid for 15 years (from July 9, 2018 to July 8, 2033), and the period can be extended. The single mined mineral is bauxite.

Chalco Guinea Co., Ltd. possesses 85% stock shares and the Government of Guinea possesses the remaining 15%.

At present, the mine is a production mine. The produced bauxite (AAl2O3≥39%) is shipped to China. The produced bauxite (35%≤AAl2O3≤39%) is stored in situ, which will be treated in an alumina refinery planned to be built in the future.

The production scale of the mine is 12Mt per year of bauxite.

14°
13°
11°
10°
Sangaredi
Santou
BOKE
R11
Boffa North
Fatala River
KAMSAR
Boffa South
Fria
Boffa
FRIA
R5
N3
Dubreka
Atlantic Ocean
BOFFA
P1
0
25
50km

Fig.1-1 Distribution of Mineral Properties of Boffa Bauxite Mine

1.2 Geology of Deposit

Guinea is located in the West African Carton. Except Cenozoic cap-rocks and late Paleozoic terrigenous clastic rocks along the Western Atlantic coast, the rest are Precambrian basement strata. More than 90% of the surface is covered by weathering residual iron caps in the Boke region. The basement strata in this area consist of Precambrian metamorphic rock series and mixed granite and diabase belts. The Ordovician-Silurian/Devonian quartz sandstone and siltstone are the cap-rocks, forming the Wenduboru-Fria synclinal structure. In Mesozoic era, the magmatic activity in the area was intense, and the mafic hypabyssal intrusive rocks intruded into the Ordovician-Silurian/Devonian strata, with the distribution of mafic volcanic rocks. These mafic intrusive rocks and volcanic rocks are the ore-forming parent rocks of laterite bauxite. Under tropical humid climate, laterite bauxite was formed by weathering and oxidation, desiliconization and aluminum enrichment.

In the litho-logic profile of the Boffa bauxite, they are soil layer, upper red soil layer, bauxite layer, lower red soil layer and clay layer from top to bottom, and bauxite characteristic and grade are different in different areas.

The orebody is irregular in plane, and the Boffa North is composed of five ore-bodies of No.47, No.10, No.11, No.12 and No.26, and the Boffa South is composed of 10 ore-bodies of No.27, No.28 and No. 35, No.36, No.37, No.38, No.39, No.40, No.45 and No. 46, as shown in Fig. 1-2.

The section of the orebody is in stratiform or stratoid (Fig. 1-3).

Fig.1-2. Orebody Distribution in Boffa Mine

Fig. 1-3 Diagram of the Orebody in Boffa Mine

The main mineral in the ore is gibbsite (61%), al-goethite (17%) and hematite (15%), kaolinite (3.5%), quartz (1%), anatase (1.5%) and rutile (1%).

The main chemical composition in the ore is Al2O3, Fe2O3, SiO2, TiO2, with a small amount of S, CaO, MgO, Na2O, K2O and P2O5. The associated beneficial element in the ore is Ga (the average content upon combination analysis is 0.0061%), the associated deleterious element is organic carbon (the average content upon combination analysis is 0.13%).

The ore structure is argillaceous and massive and earthy.

The average content of AAl2O3 is 26.89%- 32.38% and the average content of RSiO2 is 0.28 - 3.28% in Topsoil Layer. The average content of AAl2O3 is 27.29% -30.44% and the average content of RSiO2 is 1.85-5.40% in the Bottom.

The thickness of the intercalated rock of the orebody is 1-3m, the average thickness is 0.31m, in which the average AAl2O3 is 28.73% - 33.49% and the average RSiO2 is 0.30- 1.92%.

1.3 Exploration

In 2005-2012, BHP Billiton carried out geological exploration in Boffa, Santou and Houda blocks, with 13,596 boreholes (footage of 177,003.5m). Most of them were drilled by auger drills and a few were drilled by diamond drills.

The borehole grid in Boffa includes 150m × 150m, 300m × 300m and 600m × 600m. Most of the grid in orebody #38 reached 150m × 150m. The grid in 0.36km2 area was in-filled to 50m × 50m and in the 0.09km2 area was in-filled  to 25m × 25m.

In 2012, BHP submitted Boffa Santou Houda Project Close Out Report, establishing orebody model and ore block model, estimating 3.14 billion tons of the bauxite resources in Boffa area, with 39.82% AAl2O3 and 1.06% RSiO2.

In November 2016, a technical due diligence on the Boffa bauxite project in Guinea was carried out by Mining One Consulting, commissioned by Chalco Hong Kong. The Technical Due Diligence-Resource Assessment Report for the Boffa Bauxite Project was submitted in January 2017 on the basics of review of document and on-site investigations. Mining One developed a block model during due diligence to validate the resources in the BHP withdrawal report, estimating 3.52 billion tons of the bauxite resources in Boffa region, with 38.57% AAl2O3 and 0.84% RSiO2.

The major findings of Mining One during due diligence are as follows:

1) Due to unavailability of the original laboratory assay data, the assay data in the database cannot be verified.

2) Due to unavailability of the original ore density test data, the ore density is assumed to be 2.1g/m3.

3) Due to failure to provide original QAQC data, the QAQC in the BHP withdrawal report cannot be verified.

4) There are some deviations in the data accuracy of spectral test results, such as the higher AAl2O3 assay results and the lower RSiO2 assay results.

From 15 February 2017 to 22 May 2017, CINF Engineering Co., Ltd. (“CINF”) conducted resource assessments.

(1) Collection of basic data

1) Boffa Santou Houda Project Close Out Report (BHP, 2012)

2) BHP Billiton Block model file (text file)

3) Borehole coordinates (PDF)

4) Borehole survey table (excel)

5) Assay data table (excel)

6) Logging of borehole

Without topographic and geological maps, profiles, solid models and block models.

(2) Completion of validation and submission of The Technical Report on Resources of Boffa Bauxite Development Project in Guinea

Including 25 verification boreholes of 255m, 5 of verification pits of 34m, 30 re-checking and surveying points, 300 basic analyses, 404 duplicate sample analyses, and 2 solubility tests.

The report passed the expert review organized by the Mineral Resources Management Department of Chalco and Chalco Hong Kong.

(3) Main outcomes

① Coordinate survey of borehole

The original borehole coordinate accuracy has into three types. The plane and elevation errors of high-precision instruments are within 20cm respectively, medium-precision instruments within 4.58m and 2.12m, and low-precision instruments within 5m and 10m respectively.

② Validation boreholes and pits

Within 5.5m from original borehole, 30 boreholes were drilled with diamond drills for verification. The results are as follows:

The orebody thickness defined by the verification boreholes is 19.0% less than that defined by the original boreholes, which may be caused by the pollution of the original auger drills.

The average AAl2O3 content of the ore body defined by the verification boreholes is 42.05%, and 41.56% defined by the original boreholes, with absolute deviation of 0.49% and relative error of 1.17%. The orebody assay data of the original borehole is basically reliable.

③ Duplicate sample analysis

By comparing the analysis of 404 duplicate samples with the original samples, the results of two analyses in different AAl2O3 content intervals are close and the deviation is small. The comparative data show that the original assay data is reliable.

④ Dissolution test

The bauxite ore has good dissolution performance. The dissolution rate of alumina is over 85.0%, and the A/F in the dissolved red mud is about 0.22.

⑤Verification of ore density

The ore density of wet ores taken from 4 pits in orebody #38 is 2.18 t/m3, the average moisture content of 8 samples of bauxite beds is 8.28%, the calculated ore density of dry ores is 2.02 t/m3.

⑥ Verification and analysis on rarefying of grid

The blocks with grid reaching 25m × 25m (0.09km2) and 50m × 50m (0.36km2) in orebody #38 are selected for verification and analysis. The verification results show that the grid of 150m×150m can meet the requirements of the measured resources, and the grid of 300m×300m can meet the requirements of the indicated resources.

⑦ 3D geological modeling and resource estimation

With the Surpac software, a terrain model, orebody solid model and block model are built. Block estimation is carried out by Distance Power Inverse Ratio method. The measured + indicated + inferred resources (cutoff grade AAl2O3 35%) is estimated as 2107.97Mt, with average AAl2O3 of 39.11% and average RSiO2 of 1.11%.

⑧ Main problems

1) The geological exploration is generally low, and the ore orebody shape, geological continuity and resource may change to some extent.

2) The auger drills are used in BHP exploration, and the thickness of the delineated bauxite ore body may be slightly thicker.

3) The accuracy of the coordinates surveyed by medium precision and low precision device is not enough, which may cause the spatial position of the orebody to be changed

4) The ore density used in this resource estimation is 2.02 t/m3, which is calculated by combining the weight of the samples from 4 verification pits in orebody #38 with the moisture content of the ore. The sample distribution and representativeness are insufficient.

5) The rainy season in Guinea is from June to October, with heavy precipitation. The laterite bauxite in the mine has water absorption nature. This field sampling is conducted during the dry season, so the moisture content of the tested ore is lower than that in the rainy season.

6) According to statistics, about 30% of the boreholes are intercalated with rock, with a thickness of 1 ~ 3m.

1.4 Development and Operations

In August 2017, CINF submitted the Feasibility Study Report of Boffa Bauxite Mine Project in Guinea to Chalco Hong Kong.

In May 2018, CINF submitted the Specifications for Detailed Design of the First Stage of Boffa Bauxite Mine Project in Guinea to Chalco Hong Kong In the design, the open-pit mining was adopted, and the scale of 12Mt/a high-grade ore (AAl2O3≥39%) and the 11.04Mt/a dry ore was considered at the first stage of Phase I. The low-grade ore (35% ≤AAl2O3< 39%) was temporarily stored on site for future treatment after the alumina refinery put into production. The total service life of the mine is 60a. A total of 775.04Mt of high-grade ore could be produced from Boffa bauxite mine.

The project is commenced on October 28, 2018, and commissioned on April 30, 2020.

In April 2020, the 23km belt conveyor system of the Boffa Bauxite Mine in Guinea was successfully adjusted with heavy load, and the bauxite project was completed and put into operation.

On March 20, 2021, the first 300,000 tons of high-grade bauxite were shipped to Rizhao Port in Shandong Province.

A total of 12,303,700 tons of high-grade Bauxite were produced in 2021, achieving the goal in terms of output, standard and efficiency 3 years ahead of schedule.

1.5 Mineral Resources

In May 2017, CINF submitted the Technical Report on Resources of Boffa Bauxite Development Project in Guinea. In December, 2021, apart from the reserves, the measured + indicated + inferred bauxite resources in Boffa mine is 1954.90Mt, with average AAl2O3 of 38.92 % and average RSiO2 of 1.10%, as shown in Table 1-1.

Table 1-1 Resource Summary (December, 2021)

Mine	Classification	Resources(Mt)	AAl2O3(%)	RSiO2(%)
Boffa North	Indicated	40.92	37.54	0.75
	Measured	28.66	37.25	0.81
	Inferred	1475.96	39	0.98
	Ind. + Mea.	69.58	37.42	0.77
	Ind.+ Mea. + Inf.	1545.54	38.93	0.97
Boffa South -Plateau #27	Indicated	0	0	0
	Measured	23.6	39	1.76
	Inferred	214.82	39.2	1.67
	Ind. + Mea.	23.6	39	1.76
	Ind.+ Mea. + Inf.	238.42	39.18	1.68
Boffa South -Plateau #38	Indicated	28.46	37.46	2.06
	Measured	26.47	37.43	1.08
	Inferred	116.01	38.99	1.38
	Ind. + Mea.	54.93	37.45	1.59
	Ind.+ Mea. + Inf.	170.94	38.5	1.45
Boffa South	Indicated	28.46	37.46	2.06
	Measured	50.07	38.17	1.4
	Inferred	330.83	39.12	1.56
	Ind. + Mea.	78.53	39.89	1.43
	Ind.+ Mea. + Inf.	409.36	39.27	1.53

Mine	Classification	Resources(Mt)	AAl2O3(%)	RSiO2(%)
Boffa-in total	Indicated	69.38	37.51	1.29
	Measured	78.73	37.84	1.19
	Inferred	1806.79	39.02	1.09
	Ind. + Mea.	148.11	37.69	1.24
	Ind.+ Mea. + Inf.	1954.9	38.92	1.1

Note: the cutoff grade of AAl2O3 is ≥35%, and the bauxite price (Deliver at the Wharf) is 22.02USD/wt.

1.6 Mineral Reserves

According to the design, Boffa South Block 38 was selected as the preferred stope. Part of the infrastructure has been completed at present. According to the geological continuity, mining, transportation conditions and modifying factors, the Measured resources have the conditions to be converted into the Proven reserves, and the Indicated resources have the conditions to be converted into the Probable reserves. Its reserves are shown in Table 1-2

Table 1-2 Reserve Summary (May 2017)

Mine	Orebody No.	AAl2O3(%)	Classification	Reserve (Mt)	AAl2O3(%)	RSiO2(%)
Boffa North	10	≥39%	Proven	16.62	41.14	1.03
			Probable	11.59	41.46	1.18
	26	≥39%	Proven	16.61	41.35	0.81
			Probable	10.83	42.04	0.88
	Boffa North-in total	≥39%	Proven	33.22	41.24	0.92
			Probable	22.42	41.74	1.04
			Proven + Probable	55.64	41.44	0.97
Boffa South	27	≥39%	Probable	28.05	41.62	1.7
	37	≥39%	Probable	0.94	42.01	1.16
	38	≥39%	Proven	46.59	42.34	1.26
			Probable	15.95	42.01	1.26
			Proven + Probable	62.53	42.26	1.26
	39	≥39%	Proven	0.04	39.97	0.92
			Probable	0.09	40.05	1.29
			Proven + Probable	0.13	40.02	1.17
	45	≥39%	Probable	4.31	41.64	1.11
	46	≥39%	Probable	1.46	41.44	0.99
	Boffa South-in total	≥39%	Proven	46.63	42.34	1.26
			Probable	50.8	41.74	1.48
			Proven + Probable	97.43	42.03	1.37
Boffa	Total	≥39%	Proven	79.85	41.88	1.12
			Probable	73.22	41.74	1.34
			Proven + Probable	153.08	41.82	1.23

Note: the cutoff grade of AAl2O3 is ≥39%, and the bauxite price (Deliver at the Wharf) is 22.02USD/wt.

From 2019 to the end of 2021, a total of 21.67Mt of high grade ore was produced in Boffa South - Block 38. By the end of 2021, Boffa mine had (Proven + probable) reserves of 131.41Mt, with average AAl2O3 of 41.82% and RSiO2 of 1.23%, among which the

Proven reserves were 58.19Mt with average AAl2O3 of41.71% and RSiO2 of 1.07%, and the probable reserves were 73.22Mt with average AAl2O3 of 41.74% and RSiO2 of 1.35%.

1.7 Capital and Operating Costs

For cost estimation, the time node is August 2017, and the commodity price takes the average price in the past three to five years prior to August 2017.

The total investment of the project is 474,014.92KUSD, of which the construction investment is 435,292.22KUSD, the interest during the construction period is 14,382.05KUSD and the working capital is 24,340.64KUSD.

The average annual operating cost of the project is estimated to be 240,528KUSD /a, with 74,568KUSD /a for mining, 55,318KUSD for belt conveyor, 7,785KUSD for wharf yard, 22,980KUSD /a for administration, 5,285KUSD /a for business expenses, 2,708KUSD /a for financial and 22,242KUSD /a for value added tax, 17,570KUSD /a for export duty, 17,570KUSD /a for mineral tax, 10,318KUSD /a for income tax, and 4,184KUSD /a for stock dividend.

The ROI is 8.63%, and the ROE is 16.48%.

The financial internal rate of return before income tax is 11.85%, the payback period of investment is 8.44 years (including the construction period). The financial internal rate of return after income tax is 8.72%, the payback period is 10.10 years (including the construction period).

The financial internal rate of return on capital of the project is 10.16%.

The repayment period of the loan is 7.92 years (including the construction period) according to the maximum repayment ability of the project, which indicates that the project has good repayment ability.

1.8 Permitting

The mining permit is valid for 15 years (from July 9, 2018 to July 8, 2033), and can be renewed upon expiry. An EIA permit is granted to Chalco by the Government of Guinea, with a valid period of one year, and the period may be extended if the evaluation of the implementation of the Social Environmental Management Plan is acceptable.

1.9 Conclusions and Recommendations

The report summarizes the basic situation of mineral properties and the status of mining operation. This is an operating open-pit mine, whose products are sold to China. The designed annual capacity is 12Mt, and the service life is 60 years. The current reserves can meet the mine production for 12 years. The output in 2021 was 12.32Mt, reaching the designed production scale.

The quality of drilling and sampling, processing and testing is high, and the exploration data is credible. The principle of delineation of ore bodies and the resource classification are reasonable. The resource is estimated by the Distance Power Inverse Ratio method. The resource estimation data is reliable.

The feasibility study of the deposit and the design of the mine have been carried out, the comprehensive investigation of the modifying factors related to the reserve estimation has been carried out, and the mining design has been completed. The reserves have been estimated and the data are reliable.

This report reviewed the capital and operating cost of the mine. The principle of estimation and the selection of main parameters is reasonable, and the conclusion is credible. The precision requirement of the feasibility study is achieved.

The economic analysis of the project has been carried out, and the discount cash flow method is used in the analysis. The main parameters are demonstrated in detail. Major commodity prices have been demonstrated, using the average three to five-year prior to August 2017. The equipment price is quoted from the contract price. The conclusion is reliable.

It is estimated that the bauxite price (Deliver at the Wharf)  (water content 8%) is 22.02USD/t (wet basis).

The Bauxite is mainly sold to the alumina plant of Chalco, and the commodity market is guaranteed.

The construction fund and operation cost is as follows:

①The total investment of the project is 474,014.92KUSD, of which the construction investment is 435,292.22KUSD, the interest is 14,382.05KUSD and the working capital is 24,340.64KUSD.

②The ROI is 8.63% and the ROE is 16.48% .

③The financial internal rate of return before income tax is 11.85%. The payback period of investment is 8.44 years (including the construction period). The financial internal rate of return after income tax is 8.72%, the payback period is 10.10 years (including the construction period).

④The capital financial internal rate of return of this project is 10.16% .

⑤The repayment period of the loan is 7.92 years (including the construction period) according to the maximum repayment ability of the project, which indicates that the project has good repayment ability.

All the above conclusions are reliable.

The main risk for the project is high political risk, however, the coup d'état happened in September 2021 in Guinea has little impact on the operation of the project.

The project market, economic and other risks is moderate and controllable.

2 Introduction

2.1 About the Registrant

Aluminum Corporation of China Limited (Chalco) was incorporated in the People’s Republic of China on September 10, 2001, and is controlled by China Aluminum Group Co., Ltd. Chalco is a large-scale aluminum production and operation enterprise in China, which integrates exploration and exploitation of bauxite and coal resources, production, sale, technical research and development of alumina and aluminum alloy products. Chalco is listed at the New York Stock Exchange, the Hong Kong Stock Exchange and the Shanghai Stock Exchange (Stock code: New York ACH, Hong Kong 2600, Shanghai 601600).

Chalco Hong Kong Limited (hereinafter referred to as “Chalco Hong Kong”) is the investor of the project, as designated and authorized by Chalco. Chalco Hong Kong is a wholly owned subsidiary of Chalco, which is responsible for the development of overseas bauxite resources and aluminum industry projects. Chalco Hong Kong will be the entity to sign the final agreement with the Government of Guinea.

2.2 Scope of Application of this Summary

Commissioned by Chalco, the purpose of this Summary is to prepare the annual report of the listed company and to disclose to the public the status of the bauxite resources and reserves of Year 2021 of Chalco.

2.3 Types and Sources of Data

The types of the data provided by the registrant are resource report, feasibility study report, mine project design report and their databases. The data comes from the original data and database provided by the Government of Guinea and the resource report, feasibility study report and mine project design report prepared by CINF

2.4 Qualifications and The details of the personal inspection on the property by qualified person

The Qualified Person, Shengfa Tu, is a member of the Australasian Institute of Mining and Metallurgy (AusIMM) (Membership Number 320442). He has sufficient experience in estimating resources and reserves of weathered bauxite deposits and mine construction, which enables him to prepare this report. He is regarded as a Qualified Person in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code 2012 Edition).

The Qualified Person has no financial interest with the registrant, such as equity interest, except the fees charged for technical services in preparing the report.

The Qualified Person has consulted the resource report, the feasibility study report and the mine project design information, and has been informed of the mining permit, the requisite licenses, the relevant Guinean mining laws and regulations and tax laws. The coordinates survey of sampling engineering, sampling, processing and analysis QAQC and the existing problems are understood in detail. The process of the database verification, geological interpretation, orebody model, resource classification rules and resource estimation is understood. The consideration of modifying factor and the estimation of reserves in the process of reserves conversion are understood.

The focus is given to the chapters of market analysis and economic analysis in the feasibility study report, and comparison is made among the parameters, analysis process and analysis results of relevant economic analysis according to the requirements of the specification.

The mine is a production mine, and the construction of infrastructure, auxiliary facilities and production have been verified.

As a result of Covid-19 pandemic, at the time, the suspension of some flights to Guinea and the prolonged quarantine of entry to and exit from China (usually more than two months) , the qualified person did not go to Boffa Bauxite Mine for on-site inspection due to time constraints.

At the time, the CINF site geologists was working at the Boffa Mine. The qualified person entrusted the CINF site geologists to carry out the on-site inspection. The qualified person have put forward the contents and requirements of the on-site inspection to the CINF site geologists. The contents of the inspection are mainly three items: ① the quality of exploration, mainly the execution of the QAQC, the results of the inspection are reported by words and site photos;②the completion of the mine construction is inspected against the mine design, and the results of the inspection are reported by words and site photos; ③the current operation of the mine, carry out on-site investigation of mine production, check and verify production reports, and report the results with words and on-site photos.

The qualified person considers that the CINF site geologists has the professional competence of on-site inspection, and the content and quality of the field inspection report submitted by the geologists meet the requirements, and the information is true and credible. The purpose of on-site inspection of qualified persons was achieved.

In addition, the qualified person has completed the following inspections:

(1) The inspection and verification of “the Resource Technical Report of the Bauxite Development Project in Boffa, Guinea” submitted by CINF and its database (May 2017),and three-dimensional modeling to re-estimate the resources.

(2)The inspection and verification of “the Feasibility Study of the Boffa Bauxite Mine Project in Guinea ”submitted by CINF (August 2017). The reserves were re-estimated.

(3)The inspection and verification of the “Specification for the First Stage (on behalf of the preliminary  design) of the Detailed Design of the Boffa Bauxite Mine Project of Chalco (Hong Kong) Ltd.” submitted by CINF.

3 Property Description

Boffa Bauxite Mine is located in 8km north by east of the city of Boffa, the capital of Boffa Prefecture. The southwest corner of the mine is about 25km from the Atlantic Ocean.

On July 9, 2018, Guinean President Conte signed a decree granting mining permits for Boffa North (Presidential Decree No. D/2018/105/PRG/SGG) and Boffa South (Presidential Decree No. D/2018/106/PRG/SGG) to Chalco Guinea Co., Ltd. Boffa North covers an area of 653.55km2, and Boffa South covers an area of 594.61km2. Both mining permits are valid for 15 years (from July 9, 2018 to July 8, 2033), and the period can be extended. The single mined mineral is bauxite.

Chalco Guinea Co., Ltd. possesses 85% shares and the Government of Guinea possesses the remaining 15%.

Table 3-1 Coordinates of Mining Rights Inflection Point in Boffa Mine

	Latitude				Longitude				Area
	N	Degree	Minute	Second	W	Degree	Minute	Second	km2
Boffa South
1	N	10	18	57.37	W	-13	51	13.34	653.55
2	N	10	15	0.40	W	-13	52	50.34
3	N	10	15	0.40	W	-13	59	59.34
4	N	10	33	3.30	W	-13	59	59.33
5	N	10	38	24.26	W	-13	54	59.32
6	N	10	37	0.27	W	-13	50	44.32
7	N	10	21	31.36	W	-13	50	44.33
Boffa North
1	N	10	55	0.15	W	-13	44	59.31	594.61
2	N	10	37	0.26	W	-13	44	59.32
3	N	10	37	0.27	W	-13	50	44.32
4	N	10	38	24.26	W	-13	54	59.32
5	N	10	55	0.16	W	-13	54	59.31

14°
13°
11°
11°
10°
10°
14°
13°
Sangaredi
Santou
BOKE
R11
Boffa North
Fatala River
KAMSAR
Boffa South
Fria
Boffa
FRIA
R5
N3
Dubreka
Atlantic Ocean
BOFFA
P1
0
25
50km

Fig. 3-1 Location of Boffa Property

4 Accessibility, Infrastructures and Physiography

4.1 Topography, Elevation and Vegetation

The mine is located in the low mountain area of Guinea, where the gully is developed and the landform is of the structure denudation and local accumulation landform.

The elevation of the mine changes from 40m south to 462m in the north of the Boffa Bauxite Mine. The slope is between 0-10% in the south and more than 10% in the north.

The vegetation in the region is developed, mostly grasses and shrubs, gully bottom and hillside for secondary forest, the peak for grassland. Grasses and shrubs grow on iron bauxite.

4.2 Accessibility

The mine is located about 8km north by east of the city of Boffa, the capital of Boffa Prefecture (Fig. 3-1), about 86km from the capital Conakry, and about 25km from the Atlantic Ocean in the southwest corner of the mine. Conakry is connected to Boffa City by the highway N3, which is about 150km away and is an asphalt road with a surface width of about 6m. The southern part of the mine is connected to the highway N3 by a simple road, which is about 5km away.

There are two main railways in Guinea. A railway links Conakry and the Fria smelter at the east of Boffa. The other railway, which runs from the CBG mine near Sangaredi to the port of Kamsar, has a large capacity.

Guinea has two major ports. One is the port of Conakry, adjacent to the City of Conakry. The port handles container shipments and exports alumina and bauxite. The other is Kamsar CBG, which exports bauxite and has two smaller terminals for other bulk cargo.

4.3 Climate

Guinea has a tropical marine climate, which is hot and humid, with two distinct seasons. November to May is the dry season, June to October is the rainy season. It has an annual average precipitation of 2,212mm, and an annual average evaporation of 1,473mm. The annual humidity in the region is relatively high, ranging from 70% to 78%.

The average monthly minimum temperature in the mine from January to December is about 24℃, and the average maximum is 30℃. The highest temperature was 44℃ in April, while the lowest temperature was 10℃ in January.

The extreme weather in the project area is mainly storms, which is normally accompanied by tornadoes and strong winds (more than 75 kilometers per hour). Severe storms usually occur at the beginning and end of the rainy season, with the strongest winds usually occurring in June and October.

The Boke region had an annual average of 72 storms in 1991-2000, with most of the rain between June and October (about 10 times per month). The highest annual storm rainfall recorded during this period was 102 in 1992; the lowest rainfall was 43 in 2000.

According to the most recent meteorological data collected from the mine, the rainy season lasts for five months, with about 20 days of daily rainfall above 10mm in July, August and September and about 10 days of daily rainfall above 10mm in June and October, all the rain in rainy season is heavy and lasts a short while. The weather turns to fine soon after the rain.

4.4 Infrastructures

Guinea has an underdeveloped electricity system and no large national grid. The Capital and main cities have regional grids, which are limited in supply scope. There is a lack of electricity in large areas outside the cities, and the main factories and mines rely on their own power generation. The local hydropower resources are abundant, but the utilization level is low.

The mine area consists of three watersheds: Cogon, Rio Nunez and Fatala, forming a dense network of waterways. Rain and dry seasons are distinct, the rainy season is full of water, the dry season almost has no rainfall, and streams are dried in dry season. In the sandstone and clastic rock area, there is good quality groundwater, which is used as water source for mine operation and local inhabitants.

There is no steel mill in Guinea, and domestic steel are provided for construction industry. All other steel products are imported. Guinea imports power fuel and has gas stations in towns and on major roads. There is no coal in Guinea, which needs to be imported.

Guinean has one civil airport, which is in the capital Conakry.

5 Exploration and Development History of the Mine

5.1 Prior and Current Operators

From August 2005 to May 2006, 10 exploration rights were granted to BHP Billiton in Guinea. The exploration rights are mainly distributed in Boffa (2,159km2), Santou (2,014km2) and Houda (202km2). In 2008 and 2011, BHP Billiton applied to the Government of Guinea to reduce the area of the mine. In 2012, BHP Billiton submitted Boffa Santou Houda Project Close Out Report to the Government of Guinea and returned the exploration rights back to the Government of Guinea.

On 31 October 2016, Aluminum Corporation of China signed cooperation framework agreements with the Government of Guinea and Guinean State Mining Company for the development of the Boffa Mine. On June 8, 2018, Chalco Hong Kong and the Guinean government signed a mining agreement for the Boffa project in Conakry, Guinea. Chalco Hong Kong funded the establishment of Chalco Guinea Company in Guinea. On July 9, 2018, Guinean President Conte signed a decree granting mining permits of Boffa North and Boffa South to Chalco Guinea Company.

The Boffa Bauxite Project follows the principle of overall consideration and step-by-step implementation of bauxite-alumina integration. At first, only the high-grade bauxite is mined, at the same time, the feasibility study of building local alumina refinery is carried out. In accordance with the laws of Guinea, during the bauxite transportation of the mining project, the Guinean Government holds 15% of the shares, and Chalco Hong Kong holds 85% of the shares. When the project entered the alumina production stage, the Guinean Government accounts for 5% of the share and Chalco Hong Kong accounts for 95% of the share. Finally, it was arranged based on the mining agreement signed by both parties.

At present, only high-grade bauxite is produced. The Government of Guinea has 15% of the share and Chalco Hong Kong has 85% of the share.

5.2 Exploration and Development

5.2.1 BHP Exploration

In 2005-2012, BHP Billiton carried out five geological explorations in Boffa, Santou and Houda blocks, with 13,596 boreholes (footage of 177,003.5m). Most of them were drilled by auger drills and a few were drilled by diamond drills. The annual drilling is shown in tables 5-1 and 5-2.

Fourier Transform Infrared (FTIR) was used to analyze available aluminum and reactive silicon in most of the samples in 2006, 2007 and 2008. All samples in 2009 and 2010 were analyzed using the American Bayer Extractable Alumina (ABEA) method. In addition, 19,843 samples from 3,813 boreholes analyzed by FTIR in 2009 were analyzed by ABE method again.

Table 5-1 Annual Exploration and Drilling Works

Year	Number of boreholes	Footage (m)
2006	2,496	26,726.50
2007	3,170	40,099.00
2008	3,712	56,948.45
2009	2,172	25,214.20
2010	2,034	27,833.00
2011	12	182.3
Total	13,596	177,003.50

Table 5-2 Number of Different Types of Boreholes

Drilling method	Number of boreholes	Footage (m)
Auger drill	13,492	175,805
Diamond drill	89	1,101.45
Other methods	12	97
Total	13,596	177,003.50

A total of 7,821 boreholes were drilled in the Boffa Mine. Among them, the borehole grid in # 38 mine, # 26 mine and # 10 mine generally reached 150m × 150m, and in # 27 mine 300m × 300m. The borehole grid in 0.36km2 area of # 38 mine was infilled to 50m × 50m, and in 0.09km2 area 25m × 25m. See Fig. 5-1.

Fig.5-1 Distribution of Boreholes in Boffa Mine

(The area in purplish red is the borehole grid of 150m×150m)

In 2012, BHP submitted Boffa Santou Houda Project Close Out Report, establishing orebody model and block model, estimating the resources in Boffa South, Boffa North and Houda area.

Table 5-3 Bauxite Resources in BHP Exploration Area

Area	Cutoff grade (AAl2O3%)	Minimum minable thickness (m)	Resources (billion tons)	AAl2O3(%)	RSiO2(%)
Boffa North, Boffa South and Houda	35	2	6～9	39～42	0.85～0.90

5.2.2 Due Diligence by Mining One

In November 2016, a technical due diligence on the Boffa bauxite project in Guinea was conducted by Mining One Consulting, commissioned by Chalco Hong Kong. Based on literature review and field investigation, The Technical Due Diligence -Resource Assessment Report for the Boffa Bauxite Project was submitted in January 2017. Mining One due diligence establish a block model to validate the resources in the BHP withdrawal report, estimating 3.52 billion tons of bauxite resources in Boffa North and Boffa South, 38.57% of AAl2O3 and 0.84% of RSiO2, as shown in Table 5-4.

Table 5-4 Boffa North and Boffa South Bauxite Resources

Area		Resources (Billion tons)	Grade(%)		Thickness(m)
			AAl2O3	RSiO2
Boffa North		2.48	38.74	0.59	3.9
Boffa South	Plateau #27	0.6	38.34	1.55	2.7
	Plateau #38	0.44	37.93	1.28	3.4
Total		3.52	38.57	0.84

Note： AAl2O3 cutoff grade ≥35%，the minimum minable thickness≥ 1m.

5.2.3 CINF’s Technical and Resource Report

From February to May 2017, CINF was commissioned by Chalco Hong Kong to prepare the technical and resource report, by carrying out 25 verification boreholes (diamond drilling) of 255m, 5 verification pits of 34m, 30 re-checking and surveying points, 300 core sampling analyses, 404 duplicate sample analyses, 2 solubility tests. On 22 May 2017, The Technical Report on Resources of Boffa Bauxite Development Project in Guinea was submitted, estimating the resources of Measured + Indicated + Inferred (cutoff grade AAl2O3≥35%) in the Boffa Bauxite Mine of 2,410Mt, with average AAl2o3 39.09% and average RSiO2 1.10%.

5.2.4 CINF’s Feasibility Study and Design

From March 2017 to May 2019, commissioned by Chalco Hong Kong, CINF undertook the feasibility study, basic design, and detail design of Boffa project.

According to the design, the output of the first stage of Phase I is 12Mt/a high grade ore (AAl2O3≥39%) and 3Mt/a lower grade ore (35% ≤ AA2O3< 39%). For Phase II, the output of the high-grade ore is 18Mt/a, the output of the lower grade ore is 12Mt/a, and the total output is 30Mt/a. The lower grade ore is temporarily stored on site for future treatment after the alumina refinery put into production. The mine is designed to be an open-pit mine with belt conveying system for hauling.

5.2.5 Mine Construction and Production of Chalco Guinea Company

On October 28, 2018, the construction of the Boffa bauxite project was officially started. On October 6, 2019, the Boffa bauxite project began filed mining operations. In 2021, a total of 12.3037Mt of high-grade bauxite was mined, achieving the production goal (Fig.5-2, Fig.5-3).

Fig.5-2 Boffa preferred stope

Fig. 5-3 Wharf and Wharf Yard in Boffa Mine

6 Geological Background and Mineralization Characteristics

6.1 Regional Geology

As Boke is located at the western edge of the West African Craton, more than 90% of the surface is covered by weathered eluvial gossan. The basement of the area is composed of Precambrian metamorphic rock series, mixed with granite and diabase zone. Overlying the bedrock, the Ordovician-Silurian/Devonian quartz sandstone and siltstone formed Wendubron-Fria syncline. In Mesozoic era, magmatic activity was intensive in the area, mafic hypabyssal intrusive rocks intrude into cap rocks and basement strata, where mafic volcanic rocks are distributed (Fig. 6-1).

Fig. 6-1 Regional Geological Map of Boke

These mafic hypabyssal intrusive rocks and volcanic rocks are metallogenic mother rocks of laterite bauxite. The laterite bauxite was formed by oxidation weathering, desalinization and aluminum enrichment under tropical humid and hot climate.

6.2 Mine Geology

The Mesozoic mafic hypabyssal intrusive rocks and volcanic rocks are the mother rocks of laterite bauxite. In Quaternary, laterite bauxite was formed by oxidation weathering and desalinization and aluminum enrichment under the tropical humid and hot climate.

From top to bottom, the lithological characteristic of the bauxite profile in Boffa mine are: soil layer, upper laterite layer, bauxite layer, lower laterite layer and clay layer, and the typical lateritic profile is shown in Fig. 6-2A and 6-2B.

Fig. 6-2A Generalized Bauxite stratigraphic column in Boffa Mine

Fig. 6-2B Cross-section of exploration line 134 of Orebody No. 38

Boffa North is composed of 5 ore-bodies (Fig. 6-3) #47, #10, #11, #12 and #26. Boffa South-Plateau #27 is composed of 3 ore-bodies #27, #28 and #35, Boffa South-Plateau #38 is composed of 7 ore-bodies: #36, #37, #38, #39, #40, #45 and #46.

The ore-bodies are irregular in surface and stratified or quasi-stratified in cross section.

The smallest orebody in the area is #28 (with an area of 0.36km2), the largest one is #11 (with an area of 92.53km2). The orebody with the smallest thickness is #36 (with an average thickness of 1.31m), and with the largest one is #12 (with an average thickness of 6.11m). The orebody with the smallest overburden is #46 (with an average overburden thickness of 1.56m), and with the largest overburden is #36 (with an average overburden thickness of 2.95m); the orebody with the lowest average AAl2O3 content is #28 (with an average content of 36.29%), and with the highest average AAl2O3 content is #35 (with an average content of 40.49%). The orebody with the largest bauxite resources of 1,040.7068Mt is #11, and with the smallest bauxite resources of 1.1304Mt is #28, as shown in Table 6-1.

The characteristics of orebody #38, orebody #45 and orebody #46 in the preferred mine are as follows:

1) Orebody #38

Generally, the orebody is south-north trend, with a length 10.62km, and has unstable dip, with an angle of 0°-15°. The orebody has irregular surface and stratified and quasi-stratified cross section. The highest elevation is 211.26m and the lowest elevation are 31.84m. The thickness of the orebody in a single borehole is 1.0m-17.8m, and the average thickness is 4.32m, and the variation coefficient is 73.68%. The AAl2O3 content is 35.0-53.1% in a single borehole, the average AAl2O3 content is 39.73%, the variation coefficient is 8.14%; the RSiO2 content is 0.10-7.95%, the average content is 1.37%, and the variation coefficient is 66.49%. The overburden thickness is 0m-14.0m and the average thickness is 1.67m. The estimated measured + indicated + inferred bauxite resources is 167Mt, which is 29.62% of the total resources in Boffa South.

2) Orebody #45

Generally, the orebody is south-north trend, with a length 4.12km, and has unstable dip, with an angle of 0°-15° generally. The orebody has irregular surface and stratified and quasi-stratified cross section. The highest elevation is 244.90m and the lowest elevation are 78.56m. The thickness of the orebody in a single borehole is 1.0m-11.7m, the average thickness is 5.47m, and the variation coefficient is 60.75%. The AAl2O3 content is 35.20～48.78% in a single borehole, the average AAl2O3 content is 40.40% and the variation coefficient is 7.78%, the RSiO2 content is 0.15～3.12%, the average content is 1.32%, and the variation coefficient is 61.51%. The overburden thickness is 0m-9.0m and the average thickness is 1.81m. The estimated indicated + inferred bauxite resources are 35Mt, which is 6.14% of the total resources in Boffa South.

3) Orebody #46

Generally, the orebody is south-north trend, with a strike length 5.09km, and has unstable dip with an angle of 0-12° generally. The orebody has irregular surface and stratified and quasi-stratified cross section. The highest elevation is 195.39m and the lowest elevation are 67.68m. The thickness of the orebody in a single borehole is 1.0m-9.9m, the average thickness is 3.05m, and the variation coefficient is 66.69%. The content of AAl2O3 is 35.00-48.29% in a single borehole, the average AAl2O3 content is 39.28%, the variation coefficient is 7.97%, the RSiO2 is 0.10-2.50%, the average content is 1.12%, and the variation coefficient is 59.81%. The overburden thickness is 0m-8.0m and the average thickness is 1.56m. The estimated indicated + inferred bauxite resources 332+333 are 35Mt, which is 3.83% of the total resources in Boffa South.

Table 6-1 List of Orebody Characteristic

Mine		Orebody No.	Area (km2)	Average thickness (m)	Resources	Average grade (%)						Overburden thickness (m)
					(Mt)	AAl2O3	RSiO2	Al2O3	SiO2	Fe2O3	TiO2
Boffa North		10	30.04	4.81	291.92	38.54	1.12	42.33	1.84	30.15	2.25	1.78
		11	92.53	5.57	1040.71	39	0.95	42.84	1.99	29.80	2.24	1.69
		12	12.6	6.11	155.50	39.87	1.27	43.70	2.10	28.32	2.25	2.12
		26	48	3.28	317.93	38.91	0.88	42.31	1.89	30.89	2.10	1.61
		47	3.33	6.08	40.84	39.72	0.45	43.29	1.29	28.84	2.32	2.31
		Average /Total		4.9	1846.90	39	0.98	42.75	1.94	29.89	2.22	1.9
Boffa	Plateau #27	27	32.87	4.09	271.70	39.19	1.64	43.91	3.11	26.07	2.05	1.81

Mine		Orebody No.	Area (km2)	Average thickness (m)	Resources	Average grade (%)						Overburden thickness (m)
					(Mt)	AAl2O3	RSiO2	Al2O3	SiO2	Fe2O3	TiO2
South		28	0.36	1.55	1.13	36.29	1.29	43.54	2.80	27.29	2.13	2.52
		35	3.34	2.78	18.71	40.49	2.01	43.72	3.47	26.67	1.86	1.59
		Average /Total		3.95	291.54	39.26	1.66	43.90	3.36	28.02	2.04	1.98
	Plateau #38	36	1.71	1.31	4.51	38.53	1.18	39.43	2.28	33.10	2.03	2.95
		37	3.82	2.65	20.42	38.83	1.29	42.30	1.88	30.60	1.98	2.66
		38	19.13	4.32	167.01	39.73	1.37	44.06	1.79	28.32	2.09	1.67
		39	0.43	4.51	3.96	37.15	1.23	40.02	2.40	34.23	2.20	2.55
		40	3.27	3.04	20.06	37.43	1.44	41.56	2.53	30.63	2.22	2.83
		45	3.14	5.47	34.65	40.4	1.32	42.35	1.41	31.16	2.18	1.81
		46	3.51	3.05	21.62	39.28	1.12	42.54	1.81	29.44	2.12	1.56
		Average /Total		3.85	272.24	39.49	1.34	43.27	1.82	29.28	2.10	2.29

Fig. 6-3 Orebody Distribution of Boffa Mine

The main minerals are gibbsite (61%), goethite (17%) and hematite (15%), and a small amount of kaolinite (3.2%), quartz (1%), anatase (1.5%) and rutile (1%).

The main chemical composition is Al2O3, Fe2O3, SiO2, TiO2, and a small amount of S, CaO, MgO, Na2O, K2O and P2O5. The beneficial elements in the minerals are Ga (the average content of combination analysis is 0.0061%), the deleterious element is organic carbon (the average content of combined analysis was 0.13%).

The ore texture is mainly argillaceous, and the ore structure is mainly massive and earthy.

6.3 Deposit Type

The deposit consists of laterite bauxite.

Ore type: the mineral is mainly gibbsite with a content of 72%-96%, and a small amount of diasporite. The average AAl2O3 content is 39.11%, the average RSiO2 content is 1.11%, which has low silicon content. The average Fe2O3 is 29.47%, which has super-high Fe content. The results of chemical analysis and spectral semi-quantitative analysis show that the sulfur content is very low. According to the above characteristic, the bauxite industry type in the area consists of gibbsite with high Fe content and low sulfur content.

7 Exploration

7.1 Survey Evaluation

During BHP Billiton’s exploration from 2005 to 2011, no topographic survey of the mine was carried out. The coordinate system is Mercator projection, Clarke 1880 datum spheroid, six-degree zoning, the band sign is 28, the central longitude is west 15°, and scale factor of the central longitude is 0.9996.

According to the design coordinates, the technician use hand-held GPS to locate and measure boreholes. There are three kinds of borehole coordinate precision: the coordinates plane and elevation error surveyed by the high precision GPS is within 20cm, the coordinates plane and elevation error surveyed by the medium precision GPS is within 4.58m and 2.12m respectively, and the coordinates plane and elevation error surveyed by the low precision GPS is within 5m and 10m respectively.

The precision of coordinate surveyed by medium precision and low precision GPS survey is low, which will affect the position and shape of orebody.

7.2 Geological Logging

In the orebody, each one-meter sample is logged in the field by a geologist based on codes set for lithology, color, physical properties, hardness and humidity (Figure 7-1), while in the base clay, each two-meter sample is logged. Borehole number, plateau, coordinates, date, driller, and depth of holes are recorded. Logs are field checked by the senior geologist.

The recorded log data is input into a spreadsheet at the laboratory at Sangaredi. The original sheets are also scanned and submitted to the geologist in charge of the digitized data. The data is validated by the senior geologist and then submitted to the database manager.

The senior geologist in Guinea checked the data.

Fig. 7-1 BHP AUGER DRILLING LOG

7.3 Drilling

Between 2005 and 2011, BHP Billiton conducted 5 geological explorations in Boffa, Santou and Houda, with 13,596 boreholes (177,003.5m footage) drilled, most of them were drilled by Auger and a few of them were drilled by diamond drills. In 2008, the coring rate was checked by weighting samples of 1/20 boreholes drilled by auger drills, and the result shows that the coring rate is high.

The annual drilling is shown in Table 7-1.

Table 7-1 Number of different types of boreholes

Drilling Method	Number of boreholes	Footage (m)
Auger	13,492	175,805
Diamond	89	1,101.45
Other methods	12	97
Total	13,596	177,003.50

A total of 7,821 boreholes were carried out in the Boffa Mine. Among them, the grid of zones # 38, #26 and #10 was 150m × 150m, and the grid of zone # 27 was 300m × 300m. In order to compare the exploration grids, the grid in 0.36km2 area of zone #38 was 50m × 50 m and that in 0.09km2 area was 25m × 25m. See Fig. 7-2 for details.

Fig. 7-2 Distribution of Boreholes in Boffa Mine

7.4 Sampling and QAQC

The auger borehole samples were collected through a wooden tray from the rock debris broken by Auger blade, with a length of 1m. The weight of each auger sample is about 25kg, and after reduction, the weight is about 2kg. Each sample was air dried at the site, and then was transferred to the sample warehouse.

Before 2007, the codes of the boreholes and samples were marked on site. Since 2007, the sample codes were prepared in advance.

1 in 20 duplicate samples were prepared.

Since the second stage of drilling, auger borehole samples and diamond borehole samples were compared 13 times. After comparison of each sample, there are obvious differences between the two drilling methods, but the overall deviation is not large. The quality of diamond boreholes is not high (non-triad pipe), the recovery rate is low, and the validity comparison results are not reliable.

The coring rate of auger drilling is high and the representativeness of samples is better.

In May 2017, diamond drilling was used to verify the sampling quality of auger drilling. The verification result showed that the orebody thickness delimited by auger borehole samples sampling is greater than that defined by diamond borehole samples, and this is because of contamination of the auger drilling.

7.5 Hydrogeological Evaluation

The mine is located in the highlands, north of the Rio Pongo River, which flows into the Atlantic Ocean in the Boffa. The Fatala River is the main river flowing through the mine, where it joins the Rio Pongo River 20km to the south at the Boffa bridge. There are many small streams which feed into the river.

The water level varies greatly during the rainy and dry seasons. During the rainy season, the lowlands and valleys are flooded. During the dry season, the small streams on the hills dry up and the flow of water from the big rivers drops sharply.

A great deal of rain drains through surface channels. Some precipitation could not reach rivers and streams, including those blocked by vegetations, evaporation, and seepage, water storage in puddles on the ground, and long-term water storage on the ground.

Erosion is very common in the area, including vast stretches of erosion, stream erosion, gully erosion, and torrent erosion. In April, on the east side of Bindan village in the lower reaches of Fatala river, the calculated average discharge at the 13 positions was about 2.95m3/s. Due to the influence of tide, the water level and discharge of the river vary greatly, the high tide head is far lower than the quaternary overburden in the mine. Therefore, it has no effect on the runoff and drainage of groundwater in the quaternary overburden.

According to the results of drilling and hydrogeological investigation, the strata in this area are mainly quaternary eluvial layer, Mesozoic intrusive rocks and Ordovician littoral sediments.

According to the seepage test results, the upper gossan layer of Quaternary residual layer has a large cellular pore structure, which is favorable for surface water infiltration. It has stronger permeability, and the permeability coefficient is between 1.70×10-3 and 2.94×10-3 (cm/s), and the permeability is medium. In combination with the results of water injection test and pumping test, it can be considered that the permeability of the bauxite layer is from top to bottom, from medium permeability to weak permeability. The kaolinized relative waterproof layer at the bottom of quaternary residual layer is slightly permeable.

Most of the minerals of Mesozoic diabase (βμ) are weathered and metamorphic, and the rock can be easily broken by hand. The structure is loose and the core is half rock and half soil.

Ordovician siltstone (O): Most of the minerals have weathered and metamorphosed, the blocks can be broken by hand, and the cores are half rock and half soil.

The aquifer in the area is shallow pore phreatic water, and the groundwater is mainly from atmospheric precipitation. The velocity of runoff in the field area is slow and the intensity is weak. All streams in the area are controlled by the topography which is high in the west and low in the east and flow to the Fatara River in the east. The deposit is the first type of directly water-filled porous aquifer deposit with simple hydrogeological conditions.

7.6 Geotechnical Assessment

Slope stability is the main geotechnical concern in an open pit mining. The eluvial diabase soil distributed in the area is easy to soften after being soaked, easy to disintegrate after loss of water, with a sharp decrease in strength and poor stability.

8 Sample Preparation, Analysis and Quality

8.1 Preparation Process and Quality Assessment of Samples

The sample was prepared in the sample preparation area, and the 2kg sample was broken up to 95% through 100-mesh screen. After the second reduction, 100g of the sample was taken for analysis, and 250g was taken as a duplicate sample.

8.2 QAQC of Sample Assay

8.2.1 Comparison of Analytical Methods and Results

The assay data provided by the Government of Guinea, 13,596 boreholes were drilled in Boffa South, Boffa North and Houda and 175,004 samples were analyzed. There were 113,069 FTR analytical data and 81,280 ABE analytical data

With FTR and ABE methods, 2,8087 samples were analyzed. After comparison of the results, it has been found that average AAl2O3% of FTR was 0.36% (absolute value) higher than that of ABE and average RSiO2 of FTR was 0.41% (absolute value) lower than that of ABE. A total of 15856 samples with AAl2O3 content ≥35% were selected and analyzed by FTR and ABE methods. The results showed that the content of AAl2O3% was 0.73% higher (absolute value) and RSiO2 was 0.33% lower (absolute value) than ABE’s.

The results of AAl2O3 and RSiO2 analyzed by FTR and ABE are compared in Fig. 8-1 and 8-2.

Fig. 8-1 Correlation Diagram of AAl2O3 Analysis by FTR and ABE

Fig. 8-2 Correlation Diagram of RSiO2 Analysis by FTR and ABE

8.2.2 Analysis and QAQC

1) Standard sample analysis

The standard samples have been routinely inserted in the drill sample batches at the ratio of 1 in 50 samples. A total of 12 standard samples were added. These standard samples were obtained from a variety of internal sources and commercially available bauxite.

In the fourth quarter of 2008, 3 standard samples (AMS Bauxite D, E and F) were produced in three items. All standard samples have been analyzed by XRF, only 6 standard samples contain AAl2O3 and RSiO2 content.

The standard sample was analyzed 7,699 times by FTR and 2691 times by ABE. The results show that the deviation range of FTR is slightly larger, and the RSiO2 results of ABE are concentrated. The AAl2O3 analytical results obtained by FTR and ABE have positive deviation, but the deviation value has not been calculated. Fig. 8-3 shows low AAl2O3 results from ABE, and Fig. 8-4 shows high AAl2O3 results from ABE.

Fig. 8-3 Standard Sample AAl2O3 Results by ABE and FTR

Fig. 8-4 Correlation Diagram of Standard AMS Bauxite E, AAl2O3 Results by FTIR and ABEA

2) External Check Analysis

1 in 50 external check analysis were sent to an external laboratory for analysis by ABE and FTR.

A total of 9,327 external check samples were analyzed, and the analysis results showed that the deviation of FTIR was slightly larger than that of ABE. The results of ABE are relatively consistent. ABE was used in the two laboratories. The AAl2O3 standard deviation was 0.34%, as shown in Table 8-1. The statistical ABE analysis of AAl2O3 and RSiO2 showed that the sample assay results varied little within 95% confidence level. The results from two laboratories show that accuracy of ABE is within the confidence level.

Table 8-1 Results of External Check Analysis

Composition	Sample No.	Average of laboratory A %	Standard deviation of laboratory A	Average of Laboratory B %	Standard deviation of laboratory B	Total
AAl2O3	723	31.11	0.34	30.38	0.34	0.111378
RSiO2	724	1.55	0.08	1.79	0.08	-0.1577

3) Field duplicate samples and pulp duplicate samples

Field duplicate samples and pulp duplicate samples are included at the rate of 1 in 20 samples and 1 in 50 samples respectively. 5,404 field duplicate samples and 2,773 pulp duplicate samples are recorded in the database. The analysis results showed that the variation values of the two types of duplicate samples were within the confidence level, but the variation of the field duplicate samples was slightly larger. This shows the sampling has good representativeness and the analysis results have good repeatability.

8.3 Data Management

The samples are sent to the office in Conakry from the preparation laboratory in batches and each batch has approximately 2,000 samples. The relevant sample details, logging and survey data are sent electronically to the database manager and stored in the database. The database is then validated by automated routines to check the hole number (against planned), the depth of hole and consistency of the logged data. Problems and queries are submitted to the senior geologist in Guinea for verification. The chemical analyses are input into the database by the database manager once he has received the results electronically from the laboratory. The QAQC data have been visually checked by the senior geologist on the automated graphing system in the database.

9 Data Verification

9.1 Verification Method

(1) Field validation of BHP coordinates, drilling quality, sample processing and assay quality.

① Field survey of borehole coordinates.

②Verification to verify the quality of drilling, sampling and processing, and assay. Sampling in the validation borehole to test the density and moisture content of the ore.

③ Duplicate samples from BHP’s borehole to check the assay quality .

④ Random check of geological logs .

⑤Geotechnical and hydrogeological investigation.

(2) On the basics of confirming the reliability of the data, the integrity of the previous exploration data has been checked. The data checked included:

1) Boffa Santou Houda Project Close Out Report (BHP, 2012);

2) BHP Billiton Block Model (text);

3) Borehole Coordinates (PDF);

4) Borehole Survey (excel);

5) Sample Assay Data Table (excel);

6) Drilling Logging Table.

(3) Using Surpac software , a geological database are created with the above data. The cutoff grade and the geologic interpretation principle are determined. The engineering rarefaction test is carried out to determine the grid of different resource classification. The results of rarefaction test show that 300m × 300m grid could meet the geologic continuity requirements of indicated resource, and 150m × 150m grid could meet the requirements of measured resource. 600m × 600m grid is determined for inferred resource.

(4) Based on the database, the geological model is created and resources are estimated according to the principle of geologic interpretation and the grid of resource classification. The cutoff grade of AAl2O3 is ≥35%.

(5) Al2O3 solubility test was carried out by taking two test samples.

(6) The methods and processes of 3D model and resource estimate are reviewed.

9.2 Verification Results

1) The results for samples validation and duplicate samples analysis indicate that the exploration data provided by the Government of Guinea are reliable.

2) The verification results show that the orebody thickness defined by diamond drilling is smaller than that defined by auger drilling.

3) The recheck results of borehole coordinates showed that the results of high-precision instruments are reliable, and that of medium and low precision instruments are not reliable.

4) The results of solubility test show that the ore digestion rate is greater than 85%.

5) Through 3D modeling, the measured + indicated + inferred (cutoff grade of AAl2O3 ≥35%) of resources is 2,410Mt, with AAl2O3 content of 39.11% and RSiO2 content of 1.11%.

6) Through the grid rarefaction verification, it has been determined that the grid of the measured resource is 150m × 150m, and that of the indicated resource is 300m × 300m.

9.3 Analysis of Duplicate Samples

9.3.1 Distribution of Boreholes of Duplicate Samples

At the Boffa Bauxite Mine, BHP Billiton drilled 7,821 boreholes, of which 4,304 have intersected orebody. A total of 404 duplicate samples from 45 boreholes (about 1% intersected orebody boreholes) (Fig. 9-1) were taken for duplicate samples. The samples were distributed widely and could represent the characteristic of all samples in the mine.

Fig. 9-1 Borehole Distribution Diagram for Duplicate Sample

9.3.2 Comparison of Duplicate Sample Analysis

The correlation of AAl2O3 and RSiO2 contents between 404 duplicate samples and the original samples is shown in Figures 9-2 and 9-3. The results of the two analyses are close and the deviation is small. After comparison of both the duplicate samples and ABE results, the absolute value of average AAl2O3 deviation was 0.19% and that of average RSiO2 deviation was -0.16%. After comparison of both the duplicate samples and FTR results, the absolute value of average AAl2O3 deviation was 0.19% and that of average RSiO2 deviation was 0.32%. After comparison of both the duplicate samples and all original results, the absolute value of the average AAl2O3 deviation was 0.18% and the average RSiO2 deviation was 0.0%.

The comparison of data show that the exploration data are reliable.

Fig. 9-2 Results of the AAl2O3 Duplicate Sample

Fig. 9-3 Results of the RSiO2 Duplicate Samples

9.4 Verification Conclusions

The results of verification show that:

①The results of verification samples and duplicate samples analysis show that the assay data provided by the Government of Guinea are reliable.

②The survey data are complete except that there is no topographic survey data.

③The results of verification samples show that the orebody thickness has certain negative deviation.

④The solubility test results show that the total aluminum digestion rate is more than 85% . The ore has better digestion property.

⑤ The coordinates survey showed that the results of high-precision instruments are reliable, that of medium and low-precision instruments are unreliable, which will affect the shape and position of ore body.

⑥According to the review of the 3D orebody modeling, estimate method and process of resources, the resource in Boffa mine estimated by CINF in 2017 is reliable.

10 Mineral processing and metallurgical testing

In April 2017, the Engineering Survey Branch Company of CINF collected two groups of samples (Each group of samples is 61.6kg) for the solubility test, which was conducted by Zhengzhou Non-Ferrous Metals Research Institute Co., Ltd. and Shandong Branch of Chalco. Low-temperature Bayer method was used for digestion test.

Each group of samples was collected from 44 samples (with a length of 1m) in deposit and roofs and floors in 6 verification boreholes in orebody # 38, each sample was collected with a weight of 1.4kg.

According to the sample results of Zhengzhou Non-Ferrous Metals Research Institute Co., Ltd., the AAl2O3 content is 38.70%, and the RSiO2 content is 1.40%. The content of gibbsite and quartz in the ore is 61% and 1.0% respectively, as shown in Tables 10-1 and 10-2.

According to the sample results of Shandong Branch of Chalco, the AAl2O3 content is 39.91%, and the RSiO2 content is 1.34%. The content of gibbsite and quartz is 61.5% and 1.0%, as shown in Tables 10-3 and 10-4.

Compared with the pre-feasibility study report (the average content of AAl2O3 and RSiO2 are 40.33% and 1.41% respectively), the difference of AAl2O3 content is less than 4%, the error is within the allowable range, and the samples are representative.

Tables 10-1 Chemical Composition of Samples Tested by Zhengzhou Institute (%)

Al2O3	SiO2	Fe2O3	TiO2	K2O	Na2O	CaO
43.60	2.52	26.67	2.51	0.076	0.040	0.038
MgO	MnO	P2O5	S	Ga	V	Zn
0.11	0.013	0.13	0.033	0.0048	0.043	0.0034
C total	C organic	LOI	AAl2O3	RSiO2
0.24	0.18	24.59	38.7	1.40

Tables 10-2 Mineral Composition of Samples Tested by Zhengzhou Institute (%)

Gibbsite	Aluminum Goethite	Hematite	Kaolinite	Quartz	Anatase	Rutile
61	17	15	3.2	1.0	1.5	1.0

Tables 10-3 Chemical Composition of Samples Tested by Shandong Branch. (%)

SiO2	Fe2O3	Al2O3	TiO2	LOI	AAl2O3	RSiO2
2.65	25.61	44.3	2.38	24.62	39.91	1.34

Tables 10-4 Mineral Composition of Samples Tested by Shandong Branch (%)

Gibbsite	Aluminum Goethite	Hematite	Kaolinite	Quartz	Boehmite
61.5	17.5	11.0	2.89	1.0	2.1

10.1 Digestion Test Results

The test results show that the bauxite ore has good digestion properties, the digestion rate of Al2O3 is more than 85.0%, and the A/F of digested red mud is about 0.22.

10.1.1 Test Results of Zhengzhou Non-Ferrous Metals Research Institute

1) The bauxite mainly consists of gibbsite, where main iron-bearing minerals include aluminum goethite and hematite, the main silicon-bearing minerals include kaolinite and quartz, and the main titanium-bearing minerals include anatase and rutile. The results show that the AAl2O3 is 38.70% and the RSiO2 is 1.40%.

2) The Bond work index of the ball mill is 17.38 kwh/t when the particle size of bauxite is 50 microns.

3) The recommended pre-desiliation conditions of bauxite are as follows: the pre-desiliation temperature is 105℃; lime addition is 1% of the ore; pre-desiliation time is 8-10 hours; pre-desiliation slurry solid is about 800g/l; the concentration of caustic soda in circulating mother liquor is 160-180 g/l. Under the recommended pre-desilionization conditions, the pre-desilionization rate is about 51%.

4) The recommended digestion conditions of bauxite are: grinding size is 20 microns; digestion solution αk is 1.35; addition of lime 1.0% of the ore; concentration of caustic soda in circulating mother liquor 160-180g/l; digestion temperature 145℃; digestion time 30 min. Under the recommended digestion conditions, the digestion rate of aluminum oxide is greater than 85.0% and the A/F of red mud is about 0.22.

5) Under the recommended pre-desilionization and digestion conditions, the digested slurry was diluted to the concentration of caustic soda of 145g/l-160 g/l, and the silicon index of the solution can reach about 200 when the desilionization temperature is 105℃ and desilionization time is 2 hours.

6) Under the recommended conditions of pre-desilionization of bauxite, when there is 160g/L diluted Nk and 80g/L diluted solid, the settling velocity of flocculant Nalco85252 can reach 9.49-11.58m/h when 155-176g/ t-dry red mud is added; the compression liquid-solid ratio of the bottom flow is 4.56-4.66 and the suspended matter content of the supernatant is 0.04-0.05g/l after settling for 30min. If 192-250g/t dry red mud is added, the settling velocity of domestic ZX-650 reaches 4.67-4.93m/h, and the average settling velocity reaches 1.31-1.36m/h in the first 5 minutes, and the compression liquid-solid ratio of the bottom flow is 4.73-4.83 and the suspended matter content of the supernatant is 0.03g/L.

7) When the diluted Nk is 145g/l and diluted solid content is 100g/l, the settling velocity of flocculant Nalco85252 can reach 8.03-12.34m/h when 81-132g/t of dry red mu is added; the compression liquid-solid ratio of the bottom flow is 3.44-3.66 and the suspended matter content of the supernatant is 0.04-0.05g/L after settling for 30min. If 132-198g/t-dry red mud is added, the setting velocity of the domestic flocculants ZX-650 can reach 4.72-5.14m/h, and the average settling velocity is 1.36-1.43m/h in the first 5 minutes, the compression liquid-solid ratio of the bottom flow is 3.76-3.88 and the suspended matter content of the supernatant is 0.04 -0.05g/l.

8) As compared with domestic flocculants, foreign flocculants are more suitable for Guinean Bauxite. When foreign flocculants are used for Guinean bauxite, in terms of settling velocity and dosage of flocculants, 145g/l is more suitable than 160g/l.

10.1.2 Test Results of Shandong Branch of Chalco

1) Al2O3 content is 44.3% and AAl2O3 content is 39.91% ,61.5% gibbsite and 2.1% boehmite.

2) When αk is 1.36, the initial digestion rate is 87.6% and the relative digestion rate is 97.2%. The digestion of the ore is better.

3) In order to meet the demand of the subsequent separation, the digestion of αk shall be controlled at 1.36-1.42.

4) The red mud has good settlement and compression properties. It is suggested that ISEN 232 flocculants and 185g/t dry red mud shall be used in the process of separating and settling dilution slurry. The control temperature of the separation washing system is ±95℃.

5) In order to ensure the silicon index and recovery rate of aluminum oxide, it is suggested that the ore shall be mixed with good desiliation property ore in practical production.

6) The main economic and technical indexes of ore: the mineral consumption is 2.634 t/t-AO, chemical loss is 36.7Kg-Na2O3/t-AO, and the red mud yield is 42%.

11 Estimation of Mineral Resource

11.1 Estimation Method and Parameter Selection

11.1.1 Data and Databases

The data are based on BHP Billiton exploration data. There are 7,821 boreholes and 94,030 samples in Boffa mine.

The AAl2O3 and RSiO2 are analyzed in two ways: ABE (low-temperature Bayer method) and FTR (Fourier Transform Infrared Spectroscopy). 54，953 samples were analyzed by ABE and 57154 samples were analyzed by FTR, among which 18,077 samples were analyzed by two methods. The data selection principle in resource estimate is that ABE data should be used firstly, and FTR data should be used for samples without ABE assay.

Based on the data, the geological database is created by Surpac software, and the following data tables are created: collar, survey and assay. All the data tables are saved as .CSV format. Three-dimensional terrain model of the mine is based on the data of the borehole coordinates.

11.1.2 Parameter Selection for Resource Estimation

(1)The key assumptions, parameters

The assumption conditions of resources are product price and cutoff grade.

The reference point for resources estimation is the point where bauxite is delivered to the Boffa Bauxite Mine wharf and available for use by alumina refineries.

The assumption conditions of resources are product price and cutoff grade. The bauxite price (Deliver at the Wharf) is 22.02USD/wt, which is a long-team bauxite price to be used in determining mineral reserves and mineral resources. These price are based on reviewing the average price of bauxite imported from Guinea by China in near 10 years (from 2012 to December 31,2021)( See 16.2 product price forecast).

The unit cost of bauxite is 20.04 USD/wt, which is derived from current operating forecasts benchmarked other similar operations(See Table 18-2)

The metallurgical recovery is 85%.

⑵ Industrial indices

①Cutoff grade: AAl2O3 ≥35%.

② Minimum minable thickness ≥1m.

③ Interlayer thickness ≥1m.

(3) Volumetric weight: 2.02t/m3.

(4) Grid for resource classification

① 150m×150m grid for Measured Resources.

② 300m×300m grid for Indicated Resources.

③ 600m×600m grid for Inferred Resources.

(5) Principle of delineation of orebody

① Delineation of single drill orebody

From the top to bottom, the first and last samples to reach the cutoff grade (AAl2O3≥35%) is used as the boundary of the orebody (Fig. 11-1).

Fig. 11-1 Sketch Map of Orebody Delineation in Single Borehole

② Delineation of plane boundary of orebody

A. Finite extrapolation

The finite extrapolation of the orebody depends on the spacing between the borehole intersected by orebody and the borehole not intersected by orebody. When the spacing is less than the grid of the corresponding resource classification, the extended distance is 1/4 the spacing between two drills. When the spacing is great than the grid of the corresponding resource classification, the extended distance is 1/4 grid of the corresponding resource classification.

B. Infinite extrapolation

When there is no external drill control, the extended distance is 1/4 grid of the corresponding resource classification. (Fig. 11-2)

Fig. 11-2 Diagram of Delineation and Extrapolation

C. Interlayer

In the block model estimate, the interlayer in center of orebody is delineated by extrapolating 1/2 the distance between the block, or the interlayer in the side of orebody is delineated by extrapolating to the boundary of the orebody (Fig. 11-3)

Fig. 11-3 Interlayer Definition

11.1.3 Resource Estimation Method

11.1.3.1 Orebody Division

The estimated resource scope includes 15 ore-bodies in Boffa mine. Among them, Boffa North include ore-bodies #10, #11, #12, #26 and #47, Boffa South includes ore-bodies #27, #28, #35, #36, #37, #38, #39, #40, #45 and #46 (Fig. 11-4,11-5).

11.1.3.2 Solid Model

1) Digital terrain model

The digital terrain model is created by using borehole coordinates.

2) Orebody model

①Through the constraint conditions (AAl2O3≥35%, thickness ≥1m) in the database, the boreholes intersected by the orebody and not interested by the orebody are screened out.

② According to the delineation principle of the plane boundary of the orebody, the plane boundary of the orebody is established in AUTOCAD software, and then input into Surpac to establish the solid model of the plane boundary.

③The top and bottom points of intersected orebody in drilling are fitted by Surpac software to establish the roof and floor models (.dtm)

④The final orebody model is established through the entity intersection (Figure 11-6).

⑤Rejection zone

The area using the parameters of BHP’s report is rejected, namely:

1) 400m off the village area; 2) 100m off the river; 3) 100m off the lake;

In the block model, the attribute of the ‘rejection zone’ is created, the value of the overlaid orebody area is 1, and the value of the exclude orebody area is 2. The rejection zone is shown in Figure 11-7.

Fig. 11-4 Orebody Distribution of Boffa North

Fig. 11-5 Orebody Distribution of Boffa South

Fig. 11-6 Plan of Orebody Model in Boffa Mine

Fig. 11-7 Plan of Rejection Zone

11.1.3.3 Grade Estimation Method and Block Modeling

The distance power inverse ratio method is used to estimate grade.

Due to the large volume of data involved in the assessment area, the resources estimate divides the ore-bodies in the area into five estimated blocks, Boffa North ore-bodies #10, #12 and #47 (Boffa North-orebody #10), Boffa North-orebody #11, Boffa North-block #26, Boffa South -block #27, and Boffa South-block #38. The basic block size is 12.5m (x) × 12.5m (Y) × 0.5m (Z), and the minimum block size is 6.25m (x) × 6.25m (Y) × 0.25m (Z). The block model is not rotated. Each block model is established according to the scope of the orebody distribution. The minimum and maximum coordinates are shown in Table 11-1.

Table 11-1 Block Model Coordinate Range

Model	Coordinate	X	Y	Z
Boffa North-orebody #10 orebody #12 and orebody #47 block model (Boffa North-10)	Minimum value	618200	1190000	0
	Maximum value	636900	1207000	500
Boffa North-orebody #11 block model	Minimum value	618000	1182000	0
	Maximum value	637000	1203500	500
Boffa North-orebody #26 block model	Minimum value	618400	1173800	0
	Maximum value	636900	1189800	500
Boffa South Plateau #27 block model	Minimum value	609700	1153000	0
	Maximum value	626400	1176000	500
Boffa South- Plateau #38 block model	Minimum value	610200	1133400	0
	Maximum value	626300	1155900	500

11.2 Estimation of Resources

11.2.1 Resources

On December 31, 2021, apart from reserves, the Measured + Indicated + Inferred bauxite resources were 1954.90Mt with the average content of AAl2O3 and RSiO2 being 38.92% and 1.10% respectively. The resources in Boffa mine (December 31, 2021) are shown in Table 11-2.

Table 11-2 Resource Summary (December, 2021)

Mine	Classification	Resources(Mt)	AAl2O3(%)	RSiO2(%)
Boffa North	Measured	40.92	37.54	0.75
	Indicated	28.66	37.25	0.81
	Inferred	1475.96	39.00	0.98
	Mea. + Ind.	69.58	37.42	0.77
	Mea. + Ind. + Inf.	1545.54	38.93	0.97
Boffa South - Plateaus # 27	Measured
	Inferred	23.60	39.00	1.76
	Inferred	214.82	39.20	1.67
	Mea. + Ind.	23.60	39.00	1.76
	Mea. + Ind. + Inf.	238.42	39.18	1.68
Boffa South - Plateaus # 38	Measured	28.46	37.46	2.06
	Inferred	26.47	37.43	1.08
	Inferred	116.01	38.99	1.38
	Mea. + Ind.	54.93	37.45	1.59
	Mea. + Ind. + Inf.	170.94	38.50	1.45
Boffa South	Measured	28.46	37.46	2.06
	Inferred	50.07	38.17	1.40
	Inferred	330.83	39.12	1.56
	Mea. + Ind.	78.53	39.89	1.43
	Mea. + Ind. + Inf.	409.36	39.27	1.53
Boffa in total	Measured	69.38	37.51	1.29
	Inferred	78.73	37.84	1.19
	Inferred	1806.79	39.02	1.09

Mine	Classification	Resources(Mt)	AAl2O3(%)	RSiO2(%)
	Mea. + Ind.	148.11	37.69	1.24
	Mea. + Ind. + Inf.	1954.9	38.92	1.10

11.2.2 Grade and Resources

Curve of Grade and Resources (Fig 11-8), the curve shows that in the range of 35-42%, with the increase of the cutoff grade, the resources of the deposit decrease obviously, which reflects that most of the ore block grade is in this range, and the slight adjustment of the cutoff grade is related to great change of the resources.

Fig. 11-8 Curves of Grade and Resources

11.3 Analysis of Reliability of Resources and Influence factors

The resources were estimated with Surpac software in the Distance Power Inverse Ratio method. In order to determine the reliability of estimated resources, the infilled 25m× 25m grid area (0.09km2) of orebody #38 was selected, and the resources were re-estimated in the horizontal projection geological block method, which were compared with the resources calculated in the method of arithmetic weighting average (Table 11-3), the relative error was less than 2% , which showed that the estimation method was reasonable and the estimation result was reliable.

Table11-3 Comparison of Recourses Calculated in the Two Estimation Methods

Method	Resources (t)	Average grade(%)
		AAl2O3	RSiO2
Arithmetic average	2069249	44.26	1.82
Surpac(IDW)	2113484	44.3	1.84
Relative error(%)	-2%	0%	-1%

11.4 Notes on Resources

Table 11-2 shows the total resources of Boffa project. Chalco Guinea Co., Ltd. owns 85% of the equity of Boffa project. Based on this, it is calculated that the Measured and Indicated resources owned by Chalco Guinea Co., Ltd. are 125.89Mt, and the inferred resources are 1535.77Mt.

12 Mineral Reserves

12.1 Selection of Parameters and Method for Reserves Estimation

According to the Detailed Design Phase I (Preliminary Design) Specification of Guinea Boffa Bauxite Mine Project, open pit mining was adopted with a capacity of 12Mt/a exported finished ROM ore (AAl2O3≥39%) (dry ore output 11.04Mt/a), and the low grade ore (35% ≤AAl2O3 ≤39%) would be temporarily stockpiled and supplied for the alumina production when it is commenced.

The design covers all scope from mining to the loading of ore at port wharfs, including all of production, auxiliary production and office and living facilities, such as mining, yard for exported finished products of mines, ROM ore road transportation, ROM ore belt transportation, wharf yard, power station, low-voltage power distribution room, etc.

12.1.1 Analysis of Relevant Factors in Economic and Technological Study

Relevant factors in economic and technological study are summarized in the following table.

Table 12-1 Relevant Factors in Economic and Technological Study

Factor	Feasibility Study Scheme and Implementation
Mine infrastructure

The mine road and truck- belt conveying system is adopted, which has been built at present.

68 numbers of 60t dump trucks are needed in the initial stage, and more large transport vehicles are needed after capacity expansion in the later stage. At present, equipment has been put into operation.

The local ground water quality is conforming and may be used as the water source for mine production and domestic use. Power is supplied by self-built heavy oil power station.

Mine design and planning

The mining method for Boffa bauxite is open pit mining. The exported finished ROM ore (AAl2O3≥39%) is shipped to China and the low grade ore (35% ≤ AAl2O3< 39%) is temporarily stockpiled. Mining is commenced. The detailed layout of the mine has been designed and is under construction.

Laboratory test

The laboratory test of bauxite solubility has been completed. The test results show that the bauxite has good solubility and the ROM ore has good quality. No aluminum oxide plant will be constructed in the first phase.

Environmental compliance and permits

The waste, noise, pollution and ecology that affect the environment have been analyzed and an environmental protection plan has been prepared in accordance with the requirements of the report Environment and Social Impact assessment of the Boffa Bauxite Project in Guinea (PPT) (ERM). The cost of the environmental protection counts for 1.77% of the construction investment. The way of land reclamation is greening while mining. The environmental permits have been obtained.

Other relevant factors

(1) Government: A development cooperation agreement has been signed with the Government of Guinea, a company has been registered in Guinea as required by law, mining permits and environmental permits have been obtained, and detailed due diligence on the relevant Guinean laws has been conducted; the Project has survived the coup in Guinea in September, 2021.

(2) Community: Conflicts between mine project and the community, and the favorable factors of the mine project to the community have been carefully analyzed with countermeasures prepared. In addition, it is required to restrain and slow down the unfavorable factors, and magnify the favorable factors, so as to increase community employment, develop community economy and establish a mining enterprise that are popular among the local people.

(3) Land use: Land for infrastructure has been acquired.

(4) Labor: It is required to train and hire local staff as far as possible.

(5) Operating Environment: The risk is low based on the analysis.

Factor	Feasibility Study Scheme and Implementation
(6) Financing: Equity funds count for 30% of the total investment and bank financing counts for 70%. The capital is mainly financed from Chinese banks.
Investment

Project capital: 435292.22KUSD, of which: direct cost: 306007.55KUSD, accounting for 70.30% of total investment; indirect cost: 97953.09KUSD, accounting for 22.50% of the capital; entry cost of construction period: 5000KUSD, accounting for 1.15% of the capital; contingency: 26331.58KUSD, accounting for 6.05% of the capital.

The total investment of the Project is 474014.92KUSD, of which the construction investment is 435292.22KUSD, the interest during the construction period is 14382.05KUSD and the working capital is 24340.64KUSD.

Tolerance: ± 15%, probability: ≤10%.

Operating costs

The average total cost of the project with the production goal satisfied is estimated to be 240528KUSD/a. Where: 74568KUSD/a for mining, 55318KUSD/a for belt conveying, 7785KUSD/a for wharf yard, 22980KUSD/a for administration, 5285KUSD/a for business operating, 2708KUSD/a for finance, 22242KUSD/a for value added tax, 17570KUSD/a for export duty, 17570KUSD/a for mineral tax, 10318KUSD/a for income tax and 4184KUSD/a for stock dividend.

Economic analysis

ROI is 8.63%, and ROE is16.48%.

The financial internal return rate before income tax is 11.85%, the payback period of investment is 8.44 years (including the construction period), the financial internal return rate after income tax is 8.72%, the payback period is 10.10 years (including the construction period)

The financial internal return rate on capital of the Project is 10.16%.

The repayment period of the loan is 7.92 years (including the construction period) according to the maximum repayment ability of the Project, which indicates that the Project has good repayment ability.

12.1.2 Parameters and Method for Reserves Estimation

12.1.2.1 Preferred Stope

According to comprehensive analysis and comparison, the Boffa South Orebody #38 is determined as the preferred stope for mining.

12.1.2.2 Parameters and Method for Reserves Estimation

Demarcation of ore-bodies and estimation of reserves may be completed using Surpac software based on constraints. The process is as follows:

(1) Reserves estimation parameters

①Bauxite selling price: the bauxite price (Deliver at the Wharf) 22.02USD/wt. The reference point for reserves estimation is the point where bauxite is delivered to Boffa mine wharf and available for use by alumina refineries.

② Mining dilution rate: 1.95% for high grade ore and 3.64% for low grade ore. The mining loss rate is 8.85%.

③ Recovery: initial dissolution rate is 87.6%, and relative dissolution rate is 97.2%.

④ The average annual mining unit cost for years with the production goal satisfied is 6.21USD/t.

⑤The average annual unit cost for belt conveying is 4.61USD/T.

⑥The average annual unit cost for wharf yard is 0.65 USD/T.

⑦Period cost: 22980KUSD/a for company administration, 2708KUSD/a for financial cost, 5285KUSD/a for business operating.

⑧Taxes: mineral tax is 17570KUSD/a, value added tax is 22242KUSD/a, export duty is 17570KUSD/a, and income tax is 10318KUSD/a.

⑨Stock dividend cost: 4184KUSD/a.

(2) The method of demarcating open pit shell by computer

The orebody model and economic model of the deposit are created and the open pit shell is demarcated by computer in the LG method supplemented by the floating cone method.

① Orebody Model

Based on the drilling data provided by Mining one close report database, the 3D model of orebody is created on Surpac platform.

Orebody Model: The size of orebody unit is 12.5m × 12.5m × 0.5m, and the size of secondary block is 6.25m × 6.25m × 0.25m(length × width × height).

Ore Density: γ = 2.02 t/m3.

② Economic Model

An economic model is created by inputting of economic parameters. The main economic parameters are: anticipated bauxite selling price (excluding tax price), mining dilution rate, loss rate, recovery rate, administration fee and financial cost, mining cost, stripping cost, period cost and mineral tax, etc.

③ The main constraint condition

The surface constraint condition of the designed mining boundary is the Measured and Indicated resource ore-bodies area.

12.1.2.3 Principles and Conditions for Converting Resources to Reserves

①Only the Measured and Indicated resources may be converted into reserves.

②After the resources are analyzed by modifying factors, only the conforming resources may be converted into reserves.

③The reserves shall be classified into Proven and probable reserves.

On the basics of the above principles, the Measured and Indicated resources in Boffa mine may be converted into reserves.

12.1.2.4 Calculation Equation for Converting Resources to Reserves

The section of the orebody in Boffa mine is shown in Fig. 12-1. The average total thickness of the orebody is 6.28 m. The average thickness of the low grade ore in the top is 0.93m, accounting for 14% of the whole orebody, the average thickness of the High grade ore is 4.53m, accounting for 67% of the whole orebody, and the average thickness of the low grade ore in the bottom is 0.82m, accounting for 13% of the whole orebody. The average mining recovery is 91.15%.

Currently, the reserves are the resources portion (Measured + Indicated) that may be converted into High grade ore (AAl2O3≥39%). According to the mining design, the reserves of ore-bodies are counted respectively.

Fig. 12-1 Diagram of the Orebody

12.2 Reserves Estimation Result

Reserves estimation result in May, 2017 as shown in table 12-2.

From December 31, 2019 to December 31, 2021, the mine had produced 21.67Mt High grade ore in total. By December 31, 2021, Boffa Mine had 131.41Mt Proven + probable reserves, with average content of AAl2O3 41.82% and that of RSiO2 1.23%. Where, the Proven reserves were 58.19Mt, with average content of AAl2O3 41.71% and that of RSiO2 1.07%; the probable reserves were 73.22Mt, with average content of AAl2O341.74% and that of RSiO2 1.35%.

The assumption conditions of reserves estimation are product price and cutoff grade. The bauxite price (Deliver at the Wharf) is 22.02USD/wt, and the corresponding CIF price of ore arriving in China is 53.16 USD/dt. The price is determined by the feasibility study and is close to the average price of bauxite imported from Guinea by China from 2017 to 2021. The price is still used on December 31, 2021 (See 16.2 product price forecast). The cutoff grade of reserves estimation is AAl2O3≥39%, and the minimum minable thickness is 1m.

The reference point for reserves estimation is the point where bauxite is delivered to wharf yard and available for use by alumina refineries. The metallurgical recovery is 85%.

Table12-2 Reserve Estimation Result (May 2017)

Mine	Orebody No.	AAl2O3(%)	Classification	Reserves(Mt)	AAl2O3(%)	RSiO2(%)
Boffa North	10	≥39%	Proven	16.62	41.14	1.03
			Probable	11.59	41.46	1.18
	26	≥39%	Proven	16.61	41.35	0.81
			Probable	10.83	42.04	0.88
	Boffa N Total	≥39%	Proven	33.22	41.24	0.92
			Probable	22.42	41.74	1.04
			Proven + Probable	55.64	41.44	0.97
Boffa South	27	≥39%	Probable	28.05	41.62	1.70
	37	≥39%	Probable	0.94	42.01	1.16
	38	≥39%	Proven	46.59	42.34	1.26
			Probable	15.95	42.01	1.26
			Proven + Probable	62.53	42.26	1.26
	39	≥39%	Proven	0.04	39.97	0.92
			Probable	0.09	40.05	1.29
			Proven + Probable	0.13	40.02	1.17
	45	≥39%	Probable	4.31	41.64	1.11
	46	≥39%	Probable	1.46	41.44	0.99
	Boffa South in Total	≥39%	Proven	46.63	42.34	1.26
			Probable	50.8	41.74	1.48
			Proven + Probable	97.43	42.03	1.37
Boffa	Total	≥39%	Proven	79.85	41.88	1.12
			Probable	73.22	41.74	1.34
			Proven + Probable	153.08	41.82	1.23

12.3 The qualified person's opinion on how the mineral reserve estimates could be materially affected by risk factors associated with or changes to any aspect of the modifying factors

Since the project is an operating mine, the factors that have been identified and have not changed more are: ① government factor, ②community factor,③ land use factor, ④labor factor,⑤ operating environment factor, ⑥ financing factor, ⑦environmental compliance and permit factors. The main uncertainty is the price change of bauxite.

The qualified person believes that the price of bauxite changes little, resulting in little change in reserves.

In May 2017 feasibility study, the CIF price for Guinea Bauxite was 53.16USD/dt(48.91 USD/wt with a moisture content of 8%) , freight and incidental charges were 29.23 USD/dt (26.89 USD/wt) , the bauxite price (Deliver at the Wharf)is 23.93 USD/dt (22.02 USD/wt).

Between 2017 and 2021, the five-year average price of Guinean Bauxite (AAl2O3 40% , RSiO2 3%) was 55.8 USD/dt (CIF Price) , as detailed in table 16-1.

Bauxite mines in Guinea supply Chinese aluminum plants. An analysis of the supply-demand relationship and price trends of Chinese Bauxite from 2017 to 2011 predicts that in the next 10 years, the price (Deliver at the Wharf) of Guinean bauxite will be slightly higher than 22.02 USD/wt. The estimated mineral reserves is likely to increase as boundary grade decreases. But this part of the change is small.

In addition, there are many resources in this area can be converted into reserves through resource upgrading. It is estimated that the reserves of high grade ore (AAl2O3≥39%) can be increased by 250Mt by resource upgrading.

12.4 Notes on Reserves

Table 12-2 shows the total reserves of Boffa project. From 2019 to the end of 2021, a total of 21.67Mt of high grade ore was produced in Boffa South - Block 38. By the end of 2021, Boffa mine had (Proven + probable) reserves of 131.41Mt. Chalco Guinea Co., Ltd. owns 85% of the equity of Boffa project. Based on this, it is calculated that the Proven and Probable Reserves owned by Chalco Guinea Co., Ltd. are 111.69 million tons.

At present, mining has been commenced in Boffa South mine, mining stope and mine roads, low grade ore stacking yard and surface soil stacking yard have been built according to design requirements, the truck- belt conveying system has been completed and operated, and inland river wharf has been completed, the High grade ore has been shipped to China. According to the current design capacity, reserves in Boffa Mine may meet mine production for 15 years(including construction period of 2 years), where, reserves in Boffa South mine may meet mine production for 9 years; since the repayment period of the loan is 8 years (including the construction period), the reserves in Boffa South mine may meet the mine production in investment repayment period of the loan.

13 Mining Methods

According to the mining technical conditions of the deposit, open-pit mining is applicable.

13.1 Geotechnical Investigation

According to the geotechnical data, the bauxite is covered under the iron-cap layer, and the massive bauxite is mainly produced in the weathering residual slope sediment layer of quaternary, the hardness is medium and the compressive strength of 7.1-27.9MPa.

13.2 Hydrogeological Condition Study

Water in the aquifer in the mine is shallow pore phreatic water, and the recharge source of underground water is mainly atmospheric precipitation. The velocity of runoff in the field is slow; therefore the impact force of the aquifer is weak. The water is discharged to the surface in the form of gravity spring and collects into a stream at the bottom of the gully. All streams in the area flow to the eastern part of Fatala due to the topography and landform that the western part is higher than that of the eastern part. The deposit is the water direct filling porous aquifer of Class I with simple hydrogeological conditions.

13.3 Mining Methods

Open pit mining. The 2500SM opencast mining machine technology (Fig. 13-1,Fig. 13-2) is adopted based on the economic comparison of mining technologies.

13.4 Mining Index

The mining recovery is 91.15%, and the ore dilution rate is 1.95%. The unit area of mining is 600m × 100m.

Fig. 13-1 Operation of the 2500SM Opencast Mining Machine

Fig. 13-2 map of the final mine outline

13.5 Production Capacity and Service Life

Production capacity: the annual production of High grade ore is12Mt.

The annual working time is 270 (days) with three shifts a day, and each shift lasts for 8 hours.

The present reserves may meet the mine production 15 years, and the anticipated service life of the mine is 60 years.

The production schedule is shown in Table 13-1.

Table13-1 Production Schedule of Boffa Bauxite for the First 15 Years

Item		Unit	Construction Schedule (2 Years)	Production Schedule
				Year3	Year4	Year5	Year6	Year7	Year8	Year9	Year10
Stripping quantity for construction		m3	1183770
		t	2391215
Total of mining and stripping (dry)		t	2391215	14973000	17112000	17112000	17112000	17112000	17112000	17147982	17112000
Topsoil stripped	Dry	t	1861357	4144000	4636000	4636000	4636000	4636000	4636000	3424504	4100000
	Original	t	2023214	4504348	5039130	5039130	5039130	5039130	5039130	3722287	4456522
Intercalated rock eliminated	Dry		0	386400	441600	441600	441600	441600	441600	295218	331200
	Original	t	0	420000	480000	480000	480000	480000	480000	320889	360000
low grade ore	Dry	t	529858	1169000	1436000	1436000	1436000	1436000	1436000	2683479	1972000
	Original	t	575933	1270652	1560870	1560870	1560870	1560870	1560870	2916825	2143478
High grade ore	Dry	t		9660000	11040000	11040000	11040000	11040000	11040000	11040000	11040000
	Original	t		10500000	12000000	12000000	12000000	12000000	12000000	12000000	12000000
Grade of low grade ore	AAl2O3%			36.12	36.12	36.12	36.12	36.12	36.12	35.67	35.39
	RSiO2%			1.63	1.63	1.63	1.63	1.63	1.63	1.45	1.74
	Al/Si			22.19	22.19	22.19	22.19	22.19	22.19	24.64	20.29
Grade Of High grade ore	AAl2O3%			41.04	41.04	41.04	41.04	41.04	41.04	41.05	41.26
	RSiO2%			1.44	1.44	1.44	1.44	1.44	1.44	1.45	1.59
	Al/Si			28.48	28.48	28.48	28.48	28.48	28.48	28.33	26.03
Stripping-mining ratio		t/t		0.59	0.59	0.59	0.59	0.59	0.59	0.58	0.58
Area of land leased annually		m2	537952	1401450	1567839	1567839	1567839	1567839	1567839	1564514	1744577
Roads built per year		km	7.5	6.2	5.5	6.8	5.9	5.5	8.7	7.5	6.2
Belt going northward		km	5					5

Table13-1 (Cont’d) Production Schedule of Boffa Bauxite for the First15 Years

Item		Unit	Production Schedule
			Year11	Year12	Year13	Year 14	Year15	Year15 End of term
Stripping quantity for construction		m3
		t
Total of mining and stripping (dry)		t	17082000	16984183	17455911	17455911	17455911	223618113
Topsoil stripped	Dry	t	4404720	3650591	3773711	3773711	3773711	56086305
	Original	t	4787739	3968034	4101860	4101860	4101860	60963374
Intercalated rock eliminated	Dry	t	331200	459017	428889	428889	428889	5297702
	Original	t	359999	498931	466184	466184	466184	5758371
low grade ore	Dry	t	1637280	2293592	2642200	2642200	2642200	25391809
	Original	t	1779652	2493035	2871957	2871957	2871957	27599796
High grade ore	Dry	t	11040000	11040000	11040000	11040000	11040000	142140000
	Original	t	12000000	12000000	12000000	12000000	12000000	154500000
Grade of low grade ore	AAl2O3%		35.4	35.44	35.44	35.44	35.44	35.45
	RSiO2%		1.89	1.83	1.83	1.83	1.83	1.71
	Al/Si		18.72	19.34	19.34	19.34	19.34	19.34
Grade of High grade ore	AAl2O3%		40.82	40.73	40.4	40.4	40.4	40.4
	RSiO2%		1.41	1.81	1.77	1.77	1.77	1.77
	Al/Si		29	22.45	22.78	22.78	22.78	22.78
Stripping-mining ratio		t/t	0.58	0.58	0.62	0.62	0.62	0.62
Area of land leased annually		m2	1877457	1362502	1408454	1408454	1408454	20553009
Roads built per year		km	5.6	4.5	5.0	5.0	5.0	5.0
Belt going northward		km	5		5

13.6 Equipment and Staffing

13.6.1 Main Mining and Stripping Equipment and Quantity

According to the designed mining and stripping process, for continuous ore-bodies with wide distribution, the mining and stripping equipment shall be opencast mining machine, and for independent small orebody demarcated by single-hole controlled or double-hole controlled ore-bodies, the mining and stripping equipment shall be hydraulic excavator.

According to the technical conditions of mining, production scale and reasonable allocation of automobiles, 2500SM opencast mining machine and 2.8m3 hydraulic excavator are recommended. By calculation, a total of six 2500SM opencast mining machines and two 40t hydraulic excavators are required.

Bulldozer: based on years of mining experience, D10t high-power bulldozer of CATERPILLAR and SD220 bulldozer auxiliary hydraulic excavator are selected.

Excavator: based on the actual situation of similar mine, 2 sets of 40t class hydraulic excavators are selected for auxiliary operation.

Loader: as auxiliary equipment required for limited workload, ZL-50 loader is selected.

13.6.2 Bauxite Transport Automobiles

68 sets of 60t 12-wheel heavy dump trucks with double front axles (4 wheels) and double rear axles (8 wheels)  are required annually based on the production calculation.

13.6.3 Main Reclamation Equipment

The main equipment for reclamation includes bulldozer, loader and dump truck. Imported or domestic mature bulldozers with larger power and good performance, such as high-power bulldozers of Caterpillar D series or SD220 bulldozers shall be selected. Zl-50 loader, which is widely used in Chine with strong climbing ability and a capacity of 3M3 shall be selected. Dump truck of the same type with mining shall be selected.

Based on the characteristics of production technology of the Project, 664 people including 586 operators, 78 administration (including technical personnel) and service personnel shall be arranged.

13.6.4 Organization and Staffing

A summary of the organization and the staffing is shown in Table 13-2.

Table 13-2 Organization and Staffing

No	Name of Structure	Staffing				Remarks
		Total	Production workers	Administration personnel	Service personnel
1	Mining Workshop	464	434	30		Work area
2	Repair Shop	71	68	3		Work area
3	Integrated Workshop	59	57	2		Work area
4	Mine Departments	49	8	41		Administration
5	Belt conveyor	12	11	1		Work area
6	Wharf Yard	9	8	1		Work area
	Total	664	586	78

14 Processing and recovery methods.

The product of the mine project is bauxite. Processing plant will not be built in the local area.

15 Infrastructure

15.1 Plot Plan and Transportation

The objective of the design is a mining project with the capacity of 12Mt/a (Phase I). The exported product is bauxite, which is transported from the open stope to the wharf yard of Fatala River by belt conveyors, and then transported to the marine berth platform by transfer barges.

The plot plan includes mining stope, raw ore yard, low-grade ore yard, water source, belt conveyor, maintenance road, wharf yard and living area, heavy oil power station, temporary waste dump, etc.

The ore is transported by automobiles in the open stope, and then transported to the wharf yard of Fatala River by belt conveyors (Fig. 15-1, 15-2).

Fig. 15-1 Map of the final mine outline in Boffa Mine

Fig. 15-2 plan of the Preferred Stope in Boffa Mine

15.2 Site Selection

The principle of site selection

(1) The production area and the office area are independent and arranged separately, and the office area is located in upstream direction of the dominant wind, so as to avoid the production pollution to environment and living quarters;

(2) Under the premise of satisfying the production process, conditions shall be created for the mechanization and automation of production;

(3) It is required to select effective means of transport and arrange reasonable transport routes to ensure work safety;

(4) To minimize the energy loss of power facilities during transport, all kinds of power supply equipment should be arranged close to the load center or the main load center as far as possible.

(5) The layout of buildings and structures should be compact and reasonable with reasonable channel width and spacing, so as to meet the requirements of various specifications, and save land.

(6) Good ventilation and daylighting conditions among the buildings shall be maintained, and the interferences of harmful factors such as waste gas and waste water shall be prevented.

15.3 General Arrangement

15.3.1 Stope and High grade ore Yard

According to the requirement of mine transportation, a 1Mt storage yard (Fig. 15-2, 15-3) is arranged on the west side of the site. The size of the yard is 450m × 148m and the area is 6.66 hm2 with roof provided, which may prevent rainwater from entering the ore yard and reduce the water content of the ore. The ore shall be unloaded through the transfer fleet from the north and south sides into the yard, stockpiled through the stacker-reclaimer stockpiling, and transferred to the main conveyor belt through two horizontal and one vertical belts after being taken out by the reclaimer, belt conveyor stations are arranged at the belt transfer points.

The mine machinery parking lot (Fig. 15-2) is located on the east side of the storage yard with sufficient area for the parking demand of the vehicles. The method for site curing is the same as that for roads.

The living area of the stope is arranged on the east side of the machinery parking lot is set up as (Fig. 15-2), the site area is about 1.5 hm2. The living area is equipped with 7 dormitories, an office building, a dining hall, two basketball courts; the dormitory area covers 5650m2, which may satisfy the living demand of 500 people based on their shifts in the stope. The lower part of the northwest side of the site is provided with an initial rainwater tank and a domestic sewage treatment facility.

In order to reduce the influence of dust and noise on the living area, a large arbor shelter belt is arranged between the living area and the storage yard.

Stope
Stope
Low-grade Ore Yard
Temporary Waste Dump
Stope Living Area
Start of belt conveyor
belt conveyor
High grade ore yard

Fig. 15-3 Picture of the Preferred Stope Site in Boffa

The repair shop of automobile engineering machinery, the spare parts warehouse of mining equipment, the heavy oil power station, reserve oil depot, gas station and other facilities are arranged in turn on the south side of the living area (Fig. 15-2), which may provide power source for mining. The heavy oil power station includes heavy oil generator shop and low-voltage distribution room; the reserve oil depot includes oil pump room and underground oil storage tank; and the gas station is equipped with refueling island to facilitate the refueling of mining machinery. A protective forest is also provided between the site and the living area against noise and dust.

In addition to the High grade ore yard, other sites are equipped with solid walls and accesses, to ensure the safety of materials and personnel.

15.3.2 Low Grade Ore Yard

The low-grade ore storage yard (Fig. 15-3) is located at 500m to the northeast of the mine compound. The yard has a design volume of 12Mt, a design bottom elevation of 89– 145m, a storage slope ratio of 1:2, and an area of 70.41 hm2. Intercepting ditches are arranged around the yard. The yard is arranged by steps, with a step width of 60m, a step height of 30m, and an overall slope ratio of 1:2. At the slope toe of the yard, a rock-retaining dam is set up to prevent people and animals from being injured by falling ore. The dam body is 6m wide and 10m high, with a slope ratio of 1:1.5.

15.3.3 Water Source

A reservoir was designed as the water source, while now water is taking from wells.

15.3.4 Belt Conveyor and its Maintenance Road

The belt conveyor is about 23km long (Fig. 15-4), most part of which is laid overhead. The designed line covers an area of 21.17 hm2, 5m wide on both sides of the central line. The whole line runs downhill in general, part of which runs uphill. The line is divided into two sections. The belt conveyor is driven by the head end. The belt drive motor and the substation are arranged on the belt head.

The belt maintenance road starts from the mine compound and extends along the west side of the belt to the wharf yard. The pavement is 6.0m wide, and the roadbed is 7.0m wide. The pavement consists of a 3cm thick wearing course and a 15cm thick macadam. For some sections with soft foundation, soft materials are removed and replaced with boulders (forming a 3m thick foundation) to increase the bearing capacity of the foundation. The road route is arranged basically parallel to the belt, but there are local curves and detours due to the undulation of the terrain. The road has a total length of 23, an area of 22.88 hm2, and a maximum longitudinal slope of 8%. Double-slope pavement is designed, and drainage ditches are arranged on both sides of the road to prevent ponding on the pavement.

Fig. 15-4 Belt Conveyor and its Maintenance Road

15.3.5 Ferries Wharf

The Ferries Wharf was designed for vehicles crossing the Fatala River. Now a cable-stayed bridge (Fig. 15-5) has been built to substitute the Ferries Wharf.

Fig. 15-5 The Cable-Stayed Bridge Crossing the Fatala River

15.3.6 Wharf Yard and Living Area

The wharf yard (Fig. 15-6) has a capacity of 0.5Mt, an area if 12 hm2, and a ground elevation of 11m. Materials will be unloaded with the belt, then fed to the ship belt with the stacker-reclaimer, and finally lifted with the ship belt to the corner point at 26m.

The living area is located on the north side of the Wharf Yard, with an elevation of 13.50m and an area of 4.18 hm2. There are dormitories, canteens, laundry rooms, recreation center and office buildings. To the west side of the living area is a machine repair site with the same elevation as the living area. There are office rooms, substations, machine repair workshops and warehouses. To the west side of the machine repair site is the ship repair slipway and berth for inspection and repair of ships.

Fig. 15-6 Wharf and Wharf Yard in Boffa Mine Area

15.3.7 Heavy Oil Power Station

A centralized heavy oil power station (Fig. 15-7) is designed in the Project. The station is arranged to the northeast of the living area.

The heavy oil power station has an oil tank area, main and auxiliary equipment rooms, comprehensive water treatment facilities, radiators, electric rooms, step-up transformers, and starter diesel generator set. There is 2.2m high solid brick wall around the power station to ensure the safety of materials and personnel.

Fig. 15-7 Heavy Oil Power Station

15.3.8 Temporary Waste Dump

A temporary waste dump is arranged near the two stope areas in the north and the south, respectively, which is used for surface soil storage. The dumps will be reclaimed with topsoil after the stope-out and landscaping of the site. The design capacity of the temporary waste dump is 1Mt, and the waste will be stored from bottom to top.

15.3.9 Others

This mine is an open stope. In order to reduce the influence of the muddy water caused by the rain scouring the bare ground on the river, three low dams are set up in the lower reaches of this mine to collect, store, clarify muddy water in the rainy season.

15.3.10 Internal and External Transportation

From the stope to the high-grade ore storage yard, the ore is transferred by the 60t dump truck. Stripped topsoil and the low-grade ore are also transported by dump trucks to the temporary waste dumps and the low grade ore yard respectively via mine road.

The external transportation uses the belt conveyor.

Transportation workload is shown in Table 15-1。

Table1 15-1 Transportation Workload

No	Material	Unit	Annual Consumption	Remarks
1	Diesel oil	t/a	14884	Oil for mining, transported by tankers
2	Engine oil	t/a	2
3	Washing oil	t/a	82
4	Turbine oil	t/a	138
5	Butter oil	t/a	352
6	Wiping material	t/a	8
7	Auxiliary oil	t/a	1444

No	Material	Unit	Annual Consumption	Remarks
	Total	t/a	16910
1	high grade ore	Mt/a	12	Belt conveyor, 23km
2	Low grade ore	Mt/a	3	Mean haul: 2.3km
3	Stripped topsoil	Mt/a	4.08	Mean haul: 200m
	Total	Mt/a	19.08

15.3.11 Power System

A power station is set up for the Project. It consists of 4 × 4,340kW/ 10kV generators, 3 in use and 1 standby. According to the load calculation results and load distribution requirements, a 35kV step-up substation with 1 × 8,000kVA,35/10kV step-up transformer is installed near the wharf power station. The wharf loads are directly powered by the 10kV grade line at the generator outlet.

From the 35kV wharf substation introduces a 35kV circuit to the middle of the belt and the stope. A 35kV step-down substation is set up near the head of the C08 belt. The step-down substation is equipped with 1 × 5,000kVA, 35/10kV step-down transformer and supplies power at 10kV to C08 belt head motor, C07 belt tail drive motor and the auxiliary transformer.

A 35kV step-down substation with 1 × 4,000kVA, 35/10kV step-down transformer is set up near the tail of C08 belt in the stope, which supplies power to the C08 tail drive motor, the distribution transformer in the stope and the distribution transformer in the water source site.

The lighting along the belt is powered by solar energy facilities, and the installation and maintenance of the belt are powered by small mobile generators.

15.3.12 Water Supply and Drainage

(1) Production water supply system

The production water demand in the stope is 700m3/d, and the water will be supplied by the 1000M3 elevated tank (with a bottom elevation of 210, φ22m × 3.5m) set up in stope through D219 × 8 welded steel pipes. A water intake is arranged near the road of the stope to connect the water truck.

(2) Domestic water supply system

In order to meet the domestic water requirement, the water should be further purified. The domestic water demand is 100m3/d. The water comes from the elevated tank in the stope and is treated by the JYSBI-10 integrated domestic water processor (with a capacity of 10m3/h). The water is first disinfected by the dioxidochlorine, then flows into the clean water tank, and then flows through the DN65 composite steel and plastic water supply pipe to each water point.

(3) Drainage

The drainage demand in the Project is 26m3/d, and the wastewater is discharged after treatment in the grease trap.

The sewage discharge demand is 85m3/d, and the sewage is treated by septic tank and sent to outdoor sewage pipe network and SEJ-100 integrated buried sewage treatment equipment (with a capacity of 100m3/d). The effluent is discharged after it meets the first grade standard given in the Integrated Wastewater Discharge Standard (GB8978－1996).

Domestic sewage quality: BOD - 150mg/l, SS - 220mg/l, ammonia nitrogen - 45mg/l.

After treatment, the quality of domestic sewage is as follows: BOD - 20mg/l, SS - 70mg/l, ammonia nitrogen - 15mg/l.

16 Market Studies

16.1 Forecast of Product Supply and Demand

Since the beginning of the 21st century, domestic consumption of bauxite has counted for 44.77% of the world. China has been the world’s largest importer of bauxite since 2007, overtaking United States.

From 2008 to 2016, the annual growth rate of domestic bauxite imports was as high as 17%. From 2010 to 2016, the proportion of imported bauxite in total bauxite was 49.66%. The data show that the annual import of bauxite is increasing, and the bauxite imported counts for a large proportion of the total bauxite. The bauxite resources are highly dependent on other countries. Bauxite has become one of the scarcest minerals in China and has been listed in the strategic mineral catalogue.

According to Antech data, from 2012 to 2015, global aluminum production grew at a rate of 7.2%, bauxite production 7.9%, and aluminum consumption 7.5%. These figures show that global demand for aluminum is still growing strongly.

According to Antech data, from 2010 to 2015, domestic aluminum output grew at a rate of 14.1%, bauxite output 20.0%, and aluminum consumption 21.8%, all of which are higher than the world averages.

With the development of industrialization, urbanization and informationization in China, the demand of aluminum is still strong, and it will still grow strongly in the future.

According to the July 2017 data of the Ministry of Commerce, from January to May 2017, China’s total bauxite import from Guinea ranked first, and Guinea has surpassed Australia to become China’s largest bauxite exporter.

16.2 Product Price Forecast

The relevant data of bauxite price comes from the Asian metal net, USGS and Chalco Shandong Co., Ltd. Combined with the specific situation of Boffa Project, after considering the 8% moisture content of bauxite, the data collected for the five years before July 2017 were converted to the bauxite CIF price trend (8% moisture content) by country. The FOB price of Capesize ship is 32.5USD/wt, and after the cost of wharf and inland waterway and platform transship is deducted, the bauxite price (Deliver at the Wharf)  is 22.02USD/t. The forecast period is 20 years.

From 2017 to 2021, the five-year average price of bauxite (AAl2O3 40%, RSiO2 3%) imported from Guinea by China is 55.8 USD/dt (CIF). See Table 16-1 for details.

Price of Bauxite Imported from Guinea by China Table 16-1

Year	2017	2018	2019	2020	2021	Five-year average price
USD/dt	55	55	58	55	56	55.8

The bauxite price (Deliver at the Wharf) of Boffa mine in the feasibility study is 22.02 USD/wt, and that of ROM ores (AAl2O3 39%, RSiO2 1%) is 53.16 USD/dt (48.91 USD/wt, moisture content: 8%).The current market price is slightly higher than that determined in the feasibility study, and fluctuates within a reasonable range. Therefore, as of December 31, 2021, we still use the bauxite price (Deliver at the Wharf) of 22.02 USD/wt.

16.3 Signed or Potential Contracts

The Boffa Bauxite Project in Guinea has rich resources, better mining conditions, excellent economic indicators and better development prospects. Against the background of the contradiction between the development of domestic economy and the shortage of resources, the development of Boffa Bauxite Project in Guinea and the establishment of an overseas bauxite supply base will provide a stable and reliable bauxite resource guarantee for the development of domestic economy.

The high-grade bauxite will be sold to Chalco’s aluminum oxide plant, so the market is secure..

17 Environmental Studies, Permits and Social Impacts

17.1 Results of Environmental Studies

The mine sites include open stope, ore storage yard, mine compound, belt conveyor and wharf storage yard. The impacts on the environment mainly include impacts on the terrestrial ecosystems (terrestrial animals, terrestrial plants, amphibians and reptiles), freshwater ecosystems, mangroves and living areas of dwarf gorillas. The main pollutants are discharged waste fuel oil, equipment operation noise and waste water.

Effective control measures for all kinds of pollutants will be been taken, which can greatly reduce the discharge of pollutants. At the same time, prevention and mitigation measures are proposed for possible impacts on or damages to surface water, terrestrial ecosystems and freshwater ecosystems during the construction and operation of the project. Therefore, after the Project is put into production, its regional environmental impact is not large. The specific extent and scope of the environmental impact shall be determined by the environmental impact assessment of the Project.

17.2 Disposal of Three Types of Wastes

17.2.1 Waste Gas Treatment

The waste gas in the Project mainly comes from the dust of mining, loading and unloading, fuel gas (tail gas) of mining machinery equipment and the waste gas of heavy oil power station.

The dust produced during the loading and unloading of ore will be treated with bag dust collectors. The waste gas generated by the heavy oil power station will be discharged into the atmosphere through a 30m high exhaust cylinder after it is cooled in the waste heat boiler and denitrified with the SCR method.

17.2.2 Wastewater Treatment

The project wastewater is mainly wastewater from the repair workshop, cooling system sewage from the heavy oil power station and domestic sewage.

The wastewater from the repair workshop will be discharged after being treated by the grease trap; the mine living area and the wharf living area will be equipped with a sewage treatment system, respectively, and the domestic sewage will be first pre-treated by septic tanks, then discharged into the underground integrated sewage treatment plant to treat to the Guinea’s sewage discharge standards. The effluent from the cooling system of the heavy oil power station is clean and can be discharged directly.

In order to prevent pollution caused by the muddy water resulted from washing of the bare ground by rainfall in the rainy season, three rock dams will be set up near the lower reaches of the mine to clear the muddy water. A dam will be 100m long. The muddy water will be collected, stored and set before discharge.

17.2.3 Solid Waste Treatment

Two temporary dumps will be set up during the construction period, with the capacity of 1.76 million m3 and 0.46 million m3, respectively, for storing the stripped materials. The temporary dump is equipped with a roller compacted rock fill dam, and a trapezoidal trench with a bottom width of 1m and a depth of 1m, and a trapezoidal rubble drainage trench with a bottom width of 0.6m and a depth of 0.6m will be arranged around the dump to direct the drainage of rainwater during the rainy season.

The stripped topsoil is the main reclamation soil source, which will be used for reclamation and backfilling of goaf. When mining, the stripped topsoil will be piled near the stope and then backfilled to the goaf during reclamation.

Because the public infrastructure of the project site is not perfect and there is no disposal site for domestic waste, a set of buried garbage station with a capacity of 6m3 will be set up in the mine living area. Two garbage collection transfer vehicles will be arranged. The domestic waste will be collected by the garbage station and transferred to a special environment-friendly closed incinerator for incineration. Domestic waste slag will be collected in special containers and disposed of properly to meet the corresponding environmental protection requirements in Guinea.

During the operation of the heavy oil power station, the heavy oil residue will be produced, which is a hazardous waste and will be disposed of by a closed incinerator set in the power station.

17.2.4 Environmental Investment and Staffing

The environmental protection investment in the Project is 2147.86KUSD, accounting for 0.485% (exchange rate: 6.37) of the project capital. See Table 17-1 for details of the environmental investment estimates.

Table 17-1 Environmental Investment Estimates

Item	Investment(KUSD)	Description	Remarks
Waste gas treatment	420.00	Pulse cleaning bag filter and automatic dust removal device for belt transfer
Sewage treatment	430.86	Grease trap, underground integrated sewage treatment plant, etc.
Noise control	85.71	Muffler, base damping, etc.
Solid waste treatment	224.29	Underground garbage station, environment-friendly garbage bin, garbage transport vehicle, special closed incinerator, etc.
Landscaping	644.14	Landscaping area: 47,928m2
Final acceptance	342.86
Total	2147.86

When starting mining, an environmental protection department shall be set up to take charge of the daily environmental management work. Two full-time environmental management personnel will be arranged, and a part-time environmental protection officer will be appointed in each workshop/shift to work with the environmental protection department.

17.3 Environmental Permit for the Project

The design follows the requirements of the laws and regulations of the Republic of Guinea and complies with local environmental quality standards and pollutant emission standards.

Environmental protection codes are governed by the laws and regulations of the Republic of Guinea, international conventions and relevant international assessment standards.

In September 2017, the Government of Guinea adopted the Environmental Social Assessment Report and held a public consultation meeting with the local community and a public hearing with the technical committee on environmental assessment. Then, the Government of Guinea granted an EIA permit to Chalco Hong Kong, which is valid for one year. The term may be extended if the implementation of the Social Environmental Management Plan is satisfactory.

17.4 Planning, Consultation, or Agreement with Local Individuals or Groups

The implementation of the project involves environmental permits, water, land, employment, and living services, all of which have to be dealt with the local communities, and many of them are complex and sensitive. In order to resolve these issues, local residents will be arranged to involve in the Project as much as possible, so that the residents of the community can realize that the Project can be conducive to the sustainable economic and social development of the community, and that the community can support the development of the Project to reduce potential risks.

17.5 Mine Closure Plan

Project reclamation is the focus in the design. According to the technical conditions of land reclamation, the overburden layer is 1.30m thick on average, which can be stripped and used for land reclamation, thus complying with the requirement for an overburden soil thickness of more than 0.5m.

According to the design, reclamation starts from the second year of mine production, and then the mining and reclamation will be carried out simultaneously year by year, so that the goaf can be reclaimed in time the vegetation restored as soon as possible, and the ecological environment protected.

17.6 Related Notes

The Qualified Person considers that

①The project has been designed to meet the environmental requirements of the laws and regulations of the Republic of Guinea, the international conventions and the relevant international assessment standards.

②Based on the analysis of the factors that may affect the environment, the waste gas, waste water, solid waste and noise treatment plans, the ecological protection schemes and the reclamation scheme have been put forward.

③Agreements have been reached with the local communities on the effects and possible conflicts brought by the environmental issues, with coping methods provided.

④The project has obtained an environmental permit from the Government of Guinea.

⑤The project has arranged personnel and expense to deal with environmental issues.

The environmental protection design complies with the standard and the working plan is detailed and effective.

18 Capital and Operating Costs

18.1 Investment estimation

18.1.1 Basis of compilation

(1) Quantities and pricing parameters basis

Quantities and pricing parameters are based on the design quantities and the design technical parameters.

(2) Quota indicator basis

①Building works

As for the steel structures used for the project, in consideration of the material costs in China, the domestic production costs, the intermediate freight costs, the bank charges, the site installation costs, etc. , the construction materials including the cement, sand, stone, brick and timber will be purchased in Guinea.

② Installation works

The installation cost will be adjusted according to the principle of charging installation works in China and the price of labor and main materials in Guinea.

(3) Other notes

① Exchange rate

1USD=6.70￥；

1€=7.85￥。

② Currency

The investment estimate is made in KUSD.

18.1.2 Project investment estimation

The project cost mainly includes the infrastructure survey and stripping, the mining equipment, the mine roads, the surface cleaning, the mine buildings and structures, the ore products yard, the communication system, the belt conveyor, the power station and substation, plot plan and transportation, the water source and watercourse structures, the suspension bridge, the head tank, the oil tank foundation and walls, the ventilation and dust removal, the vehicle maintenance workshop, the welfare and the service facilities.

The construction investment is 435,292.22KUSD, including the direct cost: 306,007.55KUSD, accounting for 70.30% of the construction investment; indirect cost: 97,953.09KUSD, accounting for 22.50% of the construction investment; entry cost during the infrastructure construction period: 5,000KUSD, accounting for 1.15% of construction investment; reserve fund: 26,331.58KUSD, accounting for 6.05% of the construction investment. The investment estimation is shown in Table 18-1.

Table 18-1 Investment Estimation

No	Works and Cost Description	Estimated cost( KUSD )						Proportion of the total cost%
		Construction	Equipment	Installation	Tools	Others	Total
1	Major production works	91548.57	129965.58	22415.21			243929.36	56.04
1.1	Infrastructure survey	13428.21	397.45	67.21			13892.87
1.2	Open pit	38332.62	65670.81	3115.23			107118.66
1.2.1	Infrastructure stripping	17226.50					17226.50
1.2.2	Mining equipment		54431.49				54431.49
1.2.3	Roads	3402.99					3402.99
1.2.4	Drainage works	470.15					470.15

No	Works and Cost Description	Estimated cost( KUSD )						Proportion of the total cost%
		Construction	Equipment	Installation	Tools	Others	Total
1.2.5	Surface cleaning	3613.11					3613.11
1.2.6	Mining structures	5420.90					5420.90
1.2.7	ROM yard	8154.95	7934.22	2143.15			18232.32
1.2.8	Communication system	44.03	3305.09	972.09			4321.20
1.3	ROM conveying system and storage yard	39787.74	63897.32	19232.77			122917.83
1.3.1	Belt #1 and #2	3927.40	2165.78	636.99			6730.17
1.3.2	Belt #7# and #8	25484.62	41998.94	12369.23			79852.79
1.3.3	Belt #6	5662.76	1137.29	338.43			7138.48
1.3.4	Belt #5		216.58	63.70			280.28
1.3.5	Feeder and stacker-reclaimer		6589.89	1938.20			8528.09
1.3.6	250m suspension bridge	3056.72					3056.72
1.3.7	C08 belt conveyor head substation	263.22	955.60	297.86			1516.69
1.3.8	Stope substation	261.12	714.60	244.46			1220.17
1.3.9	Wharf power station	886.05	9029.30	2878.19			12793.54
1.3.10	Wharf substation	245.86	1089.34	465.70			1800.90
2	Auxiliary production and utility works	41655.65	4281.82	3890.75			49828.22	11.45
2.1	Plot Plan and transportation	36831.72	2185.83				39017.55
2.1.1	Transportation equipment		2185.83				2185.83
2.1.2	Plot Plan	36831.72					36831.72
2.2	Water supply and drainage	2979.18	89.54	417.34			3486.07
2.2.1	Water source		51.66	372.91			424.57
2.2.2	Watercourse structures	2524.00					2524.00
2.2.3	Domestic water treatment room		35.65	30.46			66.11
2.2.4	Sewage treatment room		2.24	5.57			7.81
2.2.5	Head tank	343.28		8.40			351.69
2.2.6	Settling tank	111.90					111.90
2.3	Integrated pipe network (power supply, water supply and heat supply)		11.58	2571.16			2582.75
2.4	Maintenance and storage	1419.94	352.57	239.88			2012.38
2.4.1	Vehicle maintenance workshop	668.11	169.92	51.32			889.35

No	Works and Cost Description	Estimated cost( KUSD )						Proportion of the total cost%
		Construction	Equipment	Installation	Tools	Others	Total
2.4.2	Spare parts warehouse	144.27	38.34	21.80			204.41
2.4.3	Gas stations and auxiliary oil depot	607.55	144.31	166.76			918.62
2.5	Automation instrumentation		847.06	246.72			1093.78
2.6	Ventilation and dust removal		666.37	244.93			911.30
2.7	Laboratory	424.81	128.86	170.72			724.40
3	Welfare and Service	7706.20	1861.71	891.02			10458.93	2.40
3.1	Office building	1376.57		30.25			1406.81
3.2	Canteen	799.60	1077.05	301.85			2178.50
3.3	Dormitory	5530.03	784.66	558.92			6873.61
4	Smart factory	597.01	1194.03				1791.04	0.41
	Subtotal(1+2+3+4)	141507.44	137303.14	27196.98			306007.55
5	Other construction expenses				2736.72	95216.37	97953.09	22.50
5.1	Land requisition					13800.00	13800.00
5.2	Management by the Employer					19227.77	19227.77
5.3	Construction supervision					3184.69	3184.69
5.4	Feasibility study					776.12	776.12
5.5	Environmental impact assessment					1671.64	1671.64
5.6	Environmental protection					358.21	358.21
5.7	consulting for soil and water conservation					298.51	298.51
5.8	Temporary facilities					1767.03	1767.03
5.9	Assessment of labor safety and health					293.34	293.34
5.10	Tests and studies					298.51	298.51
5.11	Engineering investigation					4038.93	4038.93
5.12	Design					11110.25	11110.25
5.13	Preparation of the construction drawings					1111.03	1111.03
5.14	Preparation of the as-built drawings					888.82	888.82
5.15	Joint commissioning					1712.24	1712.24
5.16	Training					1910.45	1910.45
5.17	Office and living furniture				678.38		678.38
5.18	Tools and furniture				2058.34		2058.34
5.19	Bidding agency					184.11	184.11

No	Works and Cost Description	Estimated cost( KUSD )					Proportion of the total cost%
		Construction	Equipment	Installation	Tools	Others	Total
5.20	Investment insurance and engineering insurance					4705.61	4705.61
5.21	Due diligence in early stage (resources, laws, taxes, risks, lawyers)					1013.43	1013.43
5.22	Headquarters building					26865.67	26865.67
6	Entry fee					5000.00	5000.00	1.15
7	Reserve fund					26331.58	26331.58	6.05
8	Construction investment(1~7)	141507.43	137303.14	27196.98	2736.72	126547.95	435292.22	100.00
		32.51	31.54	6.25	0.63	29.07	100.00

18.2 Operating costs

18.2.1 Notes for cost planning

(1) The cost of this project includes the manufacturing cost, the administration cost, the business expenses and the financial cost. The administration cost refers to the expenses incurred when the administrative department of an enterprise manages and organizes the business activities.

(2) The bauxite produced in the project needs to be shipped to China for sale. It is estimated that the bauxite yield is 9Mt in the first year and 12Mt/a from the second year.

(3) The consumption quota of the materials in the manufacturing cost estimation is specified based on the conditions provided by the relevant specialties with reference to the actual consumption quota of similar projects; the unit price of the auxiliary materials and power is forecasted to the end of the infrastructure construction period according to the CIF price or the local market price.

(4) The quantity of material consumed in the process is provided by each discipline.

(5) The material quota is calculated in accordance with the international price.

(6) The depreciation of the project is calculated by the straight-line method, and the composite depreciation rate is 6%.

(7) The calculation period of the project is 15years, including the construction period lasting for2 years and the operation period lasting for13 years.

(8) The cost of land and vegetation restoration will be 1,000KUSD/a and the cost for road construction and surface cleaning will be 2,400KUSD /a.

(9) The diesel price is 1,200USD/T (tax excluding) .

(10) The heavy oil rice is 550USD/T (tax excluding).

(11) The repair cost is estimated at 2% for construction and 6% for equipment.

(12) The operating cost is estimated at 2% of the operating income.

(13) The Guinean Mining Code provides for a three-year exemption from the wage package tax and a single property tax during the mining phase.

(14) Equity fund: Based on “Resources for loan”, the entry fee is 30,000KUSD. The down payment is 5,000KUSD after the mineral properties are granted, and the rest is paid via the form of equity fund at 0.208USD/t, which is paid according to the actual export bauxite in the first 9 years and then according to the amount of the equity balance in the 10th year.

18.2.2 Operating cost estimation

The total operating cost of the project is shown in Table 18-2.

The annual average operating cost of the project is estimated to be 240,528KUSD/a, which includes: 74,568KUSD /a for mining, 55,318KUSD/a for belt conveying, 7,785KUSD/a for wharf yards, 22,980KUSD /a for management, 5,285KUSD /a for business, 2,708KUSD /a for finance and 22,242KUSD /a for value added tax, 17,570KUSD /a for export tax, 17,570KUSD /a for mineral tax, 10,318KUSD /a for income tax and 4184KUSD /a for stock dividends.

Table 18-2 Annual Average Total Cost Estimate for the Project

No	Item	Unit	Cost	Unit cost USD/t	Remarks
	Total cost	KUSD	240528	20.04	Annual average of reaching the design capacity
1	Direct cost	KUSD	168643	14.05	Annual average of reaching the design capacity
1.1	Mining and manufacturing	KUSD	74568	6.21	Annual average of reaching the design capacity
1.2	Belt conveying	KUSD	55318	4.61	Annual average of reaching the design capacity
1.3	Yard	KUSD	7785	0.65	Annual average of reaching the design capacity
1.4	Management	KUSD	22980	1.92	Annual average of reaching the design capacity
	Tax	KUSD	7424	0.62	Annual average of reaching the design capacity
	Insurance	KUSD	1892	0.16	Annual average of reaching the design capacity
	Equity fund	KUSD	1217	0.10	Annual average of reaching the design capacity
1.5	Operating cost	KUSD	5285	0.44	Annual average of reaching the design capacity
1.6	Finance cost	KUSD	2708	0.23	Annual average of reaching the design capacity
2	Value-added tax	KUSD	22242	1.85	Annual average of reaching the design capacity
3	Export tax	KUSD	17570	1.46	Annual average of reaching the design capacity
4	Mineral tax	KUSD	17570	1.46	Annual average of reaching the design capacity
5	Income tax	KUSD	10318	0.86	Annual average of reaching the design capacity
6	Stock dividends	KUSD	4184	0.35	Annual average of reaching the design capacity

18.2.3 Notes for capital and operating cost

Each of sub-item investment of the project has been estimated. The price of the equipment is quoted by the vendor, and the freight is estimated at a certain proportion. Detailed studies were carried out on the materials supplying places and prices, and on Guinea’s tax laws and charging rules. According to the agreement with the Government of Guinea, the relevant expenses have been charged, which are calculated in a detailed and reasonable manner.

The consumption quota of the materials in the manufacturing cost estimation is specified based on the conditions provided by the relevant specialties with reference to the actual consumption quota of similar projects; the unit price of the auxiliary materials and power is forecasted to the end of the infrastructure construction period according to the CIF price or the local market price. A historical analysis and reasonable estimation of the price of the various materials and commodities during the operation have been carried out. Dividends and other costs have been withdrawn in accordance with Guinea’s tax laws and charging rules. The calculations are detailed and reasonable.

In the view of the Qualified Person, the estimation method for the project capital and operating cost is feasible. The estimation of the commodity price parameters is reasonable, and the estimation precision meets the requirements of the feasibility study, i. e. the error is within ± 15% and the accidental error is less than or equal to 10%.

19 Economic analysis.

19.1 Basis and principles of financial analysis

(1)The financial evaluation of the feasibility study is based on the third edition of Economic Evaluation Methods and Parameters of Construction Projects issued jointly by the National Development and Reform Commission and the Ministry of Housing and Urban-Rural Development.

(2)The basic data of calculating cost is provided by each discipline.

(3)Reference is made to the Mining Code of Guinea for the taxes.

(4)This economic calculation only considers the benefits of the mines in Guinea. The bauxite FOB price (Capesize-class ships) is 32.5USD/wt. After deducting the transportation costs such as port cost, inland water transport and other transfer costs, the loading price is 22.02USD/t. The period calculated is 20 years.

(5)The stock dividends are calculated at 15%.

(6)The Mining Code of Guinea provides for a three-year exemption from wage package tax and a single property tax during the mining phase.

19.2 Profit and profit distribution

19.2.1 Product sales and revenue

The main product of the project is bauxite. The bauxite yield of the first year during the production period is 9,000kt and 12,000kt since the second year.

The bauxite price (Deliver at the Wharf) is 22.02USD/t, based on which the annual revenue is estimated to be 264,240KUSD/a. The annual operating revenue of the project is shown in Table 19-1.

19.2.2 Value-added tax

According to the Guinean tax laws, the value-added tax rate on the import of raw materials for the project is 18%. The value-added tax of the project cannot be offset since it only considers incomes, and the VAT will be listed separately. It is estimated that the annual value-added tax paid is 22,242KUSD/a.

19.2.3 Ore export tax and Mineral tax

According to the calculation, the annual average export tax is 17,570KUSD /a and the annual mineral tax is 17,570KUSD /a after reaching the design capacity.

19.2.4 Profit and distribution

According to the calculation, the annual average profit of the project is 38,214KUSD/a, the annual average income tax is 10,318KUSD/a, the annual average net profit is 27,896KUSD/a, the annual average stock dividends are 4,184KUSD/a and the net profit after deducting the stock dividends is 23,712KUSD/a.

The annual profit analysis is shown in table 19-1.

Table19-1 Annual Profit Analysis

No	Item	Unit	Value (KUSD)	Unit value USD/t	Remarks
I	Operating revenue	KUSD	264240	22.02	Annual average value after reaching the design output
II	Total cost	KUSD	240528	20.04
1	Direct cost	KUSD	168643	14.05
1.1	Mining and manufacturing	KUSD	74568	6.21
1.2	Belt conveying	KUSD	55318	4.61
1.3	Yard	KUSD	7785	0.65
1.4	Management	KUSD	22980	1.92
	Taxes	KUSD	7424	0.62

No	Item	Unit	Value (KUSD)	Unit value USD/t	Remarks
	Insurance	KUSD	1892	0.16
	Equity fund	KUSD	1217	0.10
1.5	Operating cost	KUSD	5285	0.44
1.6	Financial cost	KUSD	2708	0.23
2	Value added tax	KUSD	22242	1.85
3	Export tax	KUSD	17570	1.46
4	Mineral tax	KUSD	17570	1.46
5	Income tax	KUSD	10318	0.86
6	Stock dividends	KUSD	4184	0.35
III	Profits to Chalco	KUSD	23712	1.98
IV	Financial internal rate of return	%	8.72	8.72	After income tax

19.3 Analysis of project profitability

Refer to Table 19-2 for the annual profit and profit distribution of the project.

The ROI is 8.63%, and the ROE is 16.48%.

19.4 Cash flow calculation

The calculation of the total investment cash flow of the project is shown in Table 19-3 and the calculation of the capital cash flow is shown in Table 19-4.

19.5 Solvency analysis and project benefits

The assets and liabilities of the project during the calculation period are shown in Table 19-5 and the estimated debt service is shown in Table 19-6.

The repayment period of the loan is 7.92 years (including the construction period) according to the maximum repayment ability of the project, which indicates that the project is of good repayment ability.

The cash flow of the project financial plan is shown in Table 19-7.

Preferential tax policy: After the mine is put into commercial operation, ① the income tax will be exempted for 8 years; ② the single property tax will be exempted for 8 years; ③ the registration tax (registration fee) will be exempted for 8 years; ④ the value -added tax will be exempted.

The after-tax financial index of the project considering the tax preference is as follows: The financial internal rate of return of the project is 12.86%, and the payback period of the investment is 8.45 years (including the construction period)

Table19-2 Annual Profit and Profit Distribution of the Project

No	Item	Unit	Average	Operating period
				3	4	5	6	7	8
1	Operating revenue	KUSD/a	259521	198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
2	Value-added tax	KUSD/a	21521	16850.18	21335.43	21335.43	21335.43	21335.43	21855.11
3	Total cost	KUSD/a	166563	153824.53	168275.26	165020.05	164141.99	160733.63	168912.61
4	Ore export tax	KUSD/a	17325	13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
5	Mineral tax	KUSD/a	17325	13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
6	Gross profit	KUSD/a	36784	933.95	39200.85	42456.06	43334.12	46742.47	38043.81
7	Reserve fund	KUSD/a	3678	93.39	3920.08	4245.61	4333.41	4674.25	3804.38
8	Taxable income	KUSD/a	33106	840.55	35280.76	38210.45	39000.71	42068.23	34239.43
9	Income tax	KUSD/a	9931	252.17	10584.23	11463.14	11700.21	12620.47	10271.83
10	NET profit	KUSD/a	26852	681.78	28616.62	30992.92	31633.91	34122.01	27771.98
11	Stock dividends	KUSD/a	4027	102.27	4292.49	4648.94	4745.09	5118.30	4165.80
12	Net profit after deducting the stock dividends	KUSD/a	22824	579.51	24324.13	26343.98	26888.82	29003.70	23606.19
13	Undistributed profit	KUSD/a	22824	579.51	24324.13	26343.98	26888.82	29003.70	23606.19
14	Total undistributed profit	KUSD/a	160234	579.51	24903.64	51247.62	78136.44	107140.15	130746.33
15	Earnings before interest and tax	KUSD/a	41937	18911.52	55563.44	55802.73	53545.71	53786.84	41796.17
16	Earnings before interest, tax, depreciation and amortization	KUSD/a	68804	45704.54	82356.46	82595.75	80338.73	80579.86	69411.62

Table19-2 (Cont’d) Annual Profit and Profit Distribution of the Project

No	Item	Unit	Average	Operating period
				9	10	11	12	13	14	15
1	Operating revenue	KUSD/a	259521	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00
2	Value-added tax	KUSD/a	21521	21783.63	21775.58	21748.60	21780.94	22642.84	22642.84	22642.84
3	Total cost	KUSD/a	166563	165808.37	165359.53	165722.07	166614.84	172622.69	172937.12	173267.25
4	Ore export tax	KUSD/a	17325	17719.18	17800.77	17628.69	17594.25	17464.12	17464.12	17464.12
5	Mineral tax	KUSD/a	17325	17719.18	17800.77	17628.69	17594.25	17464.12	17464.12	17464.12
6	Gross profit	KUSD/a	36784	41209.64	41503.35	41511.94	40655.72	34046.23	33731.80	33401.67
7	Reserve fund	KUSD/a	3678	4120.96	4150.34	4151.19	4065.57	3404.62	3373.18	3340.17
8	Taxable income	KUSD/a	33106	37088.67	37353.02	37360.75	36590.15	30641.61	30358.62	30061.50
9	Income tax	KUSD/a	9931	11126.60	11205.91	11208.23	10977.04	9192.48	9107.59	9018.45
10	NET profit	KUSD/a	26852	30083.03	30297.45	30303.72	29678.68	24853.75	24624.21	24383.22
11	Stock dividends	KUSD/a	4027	4512.46	4544.62	4545.56	4451.80	3728.06	3693.63	3657.48
12	Net profit after deducting the stock dividends	KUSD/a	22824	25570.58	25752.83	25758.16	25226.87	21125.69	20930.58	20725.74
13	Undistributed profit	KUSD/a	22824	25570.58	25752.83	25758.16	25226.87	21125.69	20930.58	20725.74
14	Total undistributed profit	KUSD/a	160234	156316.91	182069.74	207827.90	233054.78	254180.46	275111.05	295836.78
15	Earnings before interest and tax	KUSD/a	41937	41939.92	41503.35	41511.94	40655.72	34046.23	33731.80	33401.67
16	Earnings before interest, tax, depreciation and amortization	KUSD/a	68804	69555.36	69118.80	69127.39	68271.17	60909.59	60595.16	60265.03

Table19-3 Financial Cash Flow of the Total Project Investment (Unit: KUSD)

No	Item	Construction period		Operating period
		1	2	3	4	5	6	7	8
1	Cash inflow			198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.1	Operating revenue			198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.2	Residual value of recovered fixed assets
1.3	Recovery of working capital
2	Cash outflow	174116.89	261175.33	174528.96	188565.45	186293.18	188646.35	208636.41	198994.18
2.1	Construction investment	174116.89	261175.33
2.2	Working capital			21951.23	2389.42
2.3	Operating costs			109053.94	125119.65	124880.35	127137.37	126896.24	137544.81
2.4	Value-added tax			16850.18	21335.43	21335.43	21335.43	21335.43	21855.11
2.5	Maintenance investment							19857.97
2.6	Stock dividends			102.27	4292.49	4648.94	4745.09	5118.30	4165.80
2.7	Ore export tax			13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
2.8	Mineral tax			13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
3	Net cash flow before income tax	-174116.89	-261175.33	23651.04	75674.55	77946.82	75593.65	55603.59	65245.82
4	Total net cash flow before income tax	-174116.89	-435292.22	-411641.18	-335966.6	-258019.8	-182426.2	-126822.6	-61576.8
5	Adjusted income tax			5645.44	15493.01	15467.14	14763.69	14733.78	11397.54
6	Net cash flow after income tax	-174116.89	-261175.33	18005.61	60181.54	62479.68	60829.96	40869.81	53848.28
7	Total net cash flow after income tax	-174116.89	-435292.22	-417286.61	-357105.07	-294625.39	-233795.44	-192925.63	-139077.35
8	Indicator calculated before income tax		IRR:	11.85%			Pt：	8.44	a
9	Indicator calculated after income tax		IRR:	8.72%			Pt：	10.10	a

Table19-3 (Cont’d) Financial Cash Flow of the Total Project Investment (Unit: KUSD)

No	Item	Operating period
		9	10	11	12	13		14	15
1	Cash inflow	264240.00	264240.00	264240.00	264240.00	264240.00		264240.00	264240.00
1.1	Operating revenue	264240.00	264240.00	264240.00	264240.00	264240.00		264240.00	264240.00
1.2	Residual value of recovered fixed assets
1.3	Recovery of working capital
2	Cash outflow	199197.09	199665.82	199658.17	220278.61	207058.47		207338.47	207632.45
2.1	Construction investment
2.2	Working capital
2.3	Operating costs	137462.64	137744.09	138106.63	138999.40	145759.33		146073.76	146403.89
2.4	Value-added tax	21783.63	21775.58	21748.60	21780.94	22642.84		22642.84	22642.84
2.5	Maintenance investment				19857.97
2.6	Stock dividends	4512.46	4544.62	4545.56	4451.80	3728.06		3693.63	3657.48
2.7	Ore export tax	17719.18	17800.77	17628.69	17594.25	17464.12		17464.12	17464.12
2.8	Mineral tax	17719.18	17800.77	17628.69	17594.25	17464.12		17464.12	17464.12
3	Net cash flow before income tax	65042.91	64574.18	64581.83	43961.39	57181.53		56901.53	56607.55
4	Total net cash flow before income tax	3466.1	68040.3	132622.2	176583.6	233765.1		290666.6	347274.2
5	Adjusted income tax	11345.69	11205.91	11208.23	10977.04	9192.48		9107.59	9018.45
6	Net cash flow after income tax	53697.22	53368.28	53373.61	32984.35	47989.05		47793.94	47589.10
7	Total net cash flow after income tax	-85380.12	-32011.85	21361.76	54346.11	102335.16		150129.10	197718.20
8	Indicator calculated before income tax	IRR:	11.85%			Pt：	8.44	a
9	Indicator calculated after income tax	IRR:	8.72%			Pt：	10.10	a

Table19-4 Project Capital Cash Flow (Unit: KUSD)

No	Item	Construction period		Operating period
		1	2	3	4	5	6	7	8
1	Cash inflow			198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.1	Operating revenue			198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.2	Residual value of recovered fixed assets
1.3	Recovery of working capital
2	Cash outflow	54032.82	90936.90	220131.23	266629.42	264240.00	264240.00	284097.97	264240.00
2.1	Project capital	54032.82	90936.90	21951.23	2389.42
2.2	Repayment of principal on loan			27372.53	51117.15	53137.00	53681.84	55796.72	51221.63
2.3	Interest payments on loans			17977.57	16362.59	13346.68	10211.59	7044.37	3752.36
2.4	Operating costs			109053.94	125119.65	124880.35	127137.37	126896.24	137544.81
2.5	Value-added tax			16850.18	21335.43	21335.43	21335.43	21335.43	21855.11
2.6	Income tax			252.17	10584.23	11463.14	11700.21	12620.47	10271.83
2.7	Maintenance investment							19857.97
2.8	Stock dividends			102.27	4292.49	4648.94	4745.09	5118.30	4165.80
2.9	Ore export tax			13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
2.10	Mineral tax			13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
3	Net cash flow before income tax	-54032.82	-90936.90	-21699.06	8194.81	11463.14	11700.21	-7237.50	10271.83
4	Total net cash flow before income tax	-54032.82	-144969.72	-166668.78	-158473.97	-147010.83	-135310.62	-142548.12	-132276.30
5	Net cash flow after income tax	-54032.82	-90936.90	-21951.23	-2389.42			-19857.97
6	Total net cash flow after income tax	-54032.82	-144969.72	-166920.95	-169310.36	-169310.36	-169310.36	-189168.33	-189168.33
Financial internal rate of return:			10.16%

Table19-4 (Cont’d) Project Capital Cash Flow (Unit: KUSD)

No	Item	Operating period
		9	10	11	12	13	14	15
1	Cash inflow	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.1	Operating revenue	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.2	Residual value of recovered fixed assets				35708.92
1.3	Recovery of working capital				24340.64
2	Cash outflow	223431.65	210871.72	210866.39	231255.65	216250.95	216446.06	216650.90
2.1	Project capital
2.2	Repayment of principal on loan	12377.68
2.3	Interest payments on loans	730.28
2.4	Operating costs	137462.64	137744.09	138106.63	138999.40	145759.33	146073.76	146403.89
2.5	Value-added tax	21783.63	21775.58	21748.60	21780.94	22642.84	22642.84	22642.84
2.6	Income tax	11126.60	11205.91	11208.23	10977.04	9192.48	9107.59	9018.45
2.7	Maintenance investment				19857.97
2.8	Stock dividends	4512.46	4544.62	4545.56	4451.80	3728.06	3693.63	3657.48
2.9	Ore export tax	17719.18	17800.77	17628.69	17594.25	17464.12	17464.12	17464.12
2.10	Mineral tax	17719.18	17800.77	17628.69	17594.25	17464.12	17464.12	17464.12
3	Net cash flow before income tax	51934.95	64574.18	64581.83	43961.39	57181.53	56901.53	56607.55
4	Total net cash flow before income tax	-80341.35	-15767.16	48814.67	92776.06	149957.59	206859.12	263466.67
5	Net cash flow after income tax	40808.35	53368.28	53373.61	32984.35	47989.05	47793.94	47589.10
6	Total net cash flow after income tax	-148359.99	-94991.71	-41618.10	-8633.75	39355.30	87149.24	134738.34
Financial internal rate of return:		10.16%

Table19-5 Balance Sheet (Unit: KUSD)

No	Item	Construction period		Operating period
		1	2	3	4	5	6	7	8
1	Assets	175914.65	449674.28	447939.88	424574.53	397781.51	370988.49	364053.44	336438.00
1.1	Gross working capital			25058.63	28486.30	28486.30	28486.30	28486.30	28486.30
1.1.1	Account Receivable			9087.83	10426.64	10426.64	10426.64	10426.64	10426.64
1.1.2	Inventory			10904.14	12692.44	12692.44	12692.44	12692.44	12692.44
1.1.3	Cash			5066.66	5367.21	5367.21	5367.21	5367.21	5367.21
1.1.4	Accumulated surplus fund							0.00	0.00
1.2	Works in progress	175914.65	449674.28
1.3	Net value of fixed assets			403767.30	379309.31	354851.32	330393.33	325793.30	300132.63
1.4	Net value of intangible assets and other assets			19113.95	16778.93	14443.90	12108.87	9773.84	7819.07
2	Liabilities and owners 'equity	175914.65	449674.28	447939.88	424574.53	397781.51	370988.49	364053.44	336438.00
2.1	Total current liabilities			3107.40	4145.65	4145.65	4145.65	4145.65	4145.65
2.1.1	Accounts payable			3107.40	4145.65	4145.65	4145.65	4145.65	4145.65
2.1.2	Working capital borrowings
2.2	Construction investment loan	121881.82	304704.55	277332.02	226214.87	173077.87	119396.03	63599.31	12377.68
	Subtotal of liabilities	121881.82	304704.55	280439.42	230360.53	177223.53	123541.69	67744.96	16523.33
2.3	Owner’s equity	54032.82	144969.72	167500.46	194214.00	220557.99	247446.81	296308.48	319914.67
2.3.1	Capital fund	54032.82	144969.72	166920.95	169310.36	169310.36	169310.36	189168.33	189168.33
2.3.3	Cumulative undistributed profit			579.51	24903.64	51247.62	78136.44	107140.15	130746.33
Indicator: Asset-liability ratio (%)			69.28	67.76	62.61	54.26	44.55	33.30	18.61
Current ratio (%)				806.42	687.14	687.14	687.14	687.14	687.14
Quick ratio (%)				455.51	380.97	380.97	380.97	380.97	380.97

Table19-5 (Cont’d) Balance Sheet (Unit: KUSD)

No	Item	Operating period
		9	10	11	12	13	14	15
1	Assets	349630.90	375383.73	401141.89	446226.74	467352.42	488283.01	509008.74
1.1	Gross working capital	69294.64	122662.92	176036.53	228878.85	276867.90	324661.84	372250.94
1.1.1	Account Receivable	10426.64	10426.64	10426.64	10426.64	10426.64	10426.64	10426.64
1.1.2	Inventory	12692.44	12692.44	12692.44	12692.44	12692.44	12692.44	12692.44
1.1.3	Cash	5367.21	5367.21	5367.21	5367.21	5367.21	5367.21	5367.21
1.1.4	Accumulated surplus fund	40808.35	94176.62	147550.23	200392.55	248381.60	296175.55	343764.64
1.2	Works in progress
1.3	Net value of fixed assets	274471.95	248811.27	223150.60	217347.89	190484.53	163621.16	136757.80
1.4	Net value of intangible assets and other assets	5864.31	3909.54	1954.77
2	Liabilities and owners 'equity	349630.90	375383.73	401141.89	446226.74	467352.42	488283.01	509008.74
2.1	Total current liabilities	4145.65	4145.65	4145.65	4145.65	4145.65	4145.65	4145.65
2.1.1	Accounts payable	4145.65	4145.65	4145.65	4145.65	4145.65	4145.65	4145.65
2.1.2	Working capital borrowings
2.2	Construction investment loan
	Subtotal of liabilities	4145.65	4145.65	4145.65	4145.65	4145.65	4145.65	4145.65
2.3	Owner’s equity	345485.25	371238.08	396996.24	442081.08	463206.77	484137.35	504863.09
2.3.1	Capital fund	189168.33	189168.33	189168.33	209026.31	209026.31	209026.31	209026.31
2.3.3	Cumulative undistributed profit	156316.91	182069.74	207827.90	233054.78	254180.46	275111.05	295836.78
Indicator: Asset-liability ratio (%)		4.91	1.19	1.10	0.95	0.93	0.89	0.85
Current ratio (%)		1671.50	2958.83	4246.29	5520.93	6678.51	7831.38	8979.31
Quick ratio (%)		1365.34	2652.67	3940.13	5214.77	6372.35	7525.22	8673.14

Table19-6 Calculation of Debt Service (Unit: KUSD)

No	Item	Total	Calculation period
			1	2	3	4	5	6	7	8
1	Opening balance			121881.82	304704.55	277332.02	226214.87	173077.87	119396.03	63599.31
2	Current year borrowing		121881.82	182822.73
3	Current year accrued interest		1797.76	12584.30	17977.57	16362.59	13346.68	10211.59	7044.37	3752.36
	Interest incurred during construction	14382.05	1797.76	12584.30
4	Current debt service	320430.10	1797.76	12584.30	45350.10	67479.73	66483.68	63893.43	62841.09	54973.99
	Repayment of principal	185308.52			27372.53	51117.15	53137.00	53681.84	55796.72	51221.63
	Payment of interest	72280.48	1797.76	12584.30	17977.57	16362.59	13346.68	10211.59	7044.37	3752.36
5	Ending balance	930133.27	121881.82	304704.55	277332.02	226214.87	173077.87	119396.03	63599.31	12377.68
6	Source of repayment fund	78489.68			27372.53	51117.15	53137.00	53681.84	55796.72	51221.63
6.1	Depreciation expense	48915.98			24457.99	24457.99	24457.99	24457.99	24457.99	25660.68
6.2	Amortization charge	4670.06			2335.03	2335.03	2335.03	2335.03	2335.03	1954.77
6.3	Undistributed profit	24903.64			579.51	24324.13	26343.98	26888.82	29003.70	23606.19
7	Surplus fund					(226214.87)	(173077.87)	(119396.03)	(63599.31)	(12377.68)
	Calculation index: Loan repayment period:	7.73 a

Table19-7 Financial Plan Cash Flow (Unit: KUSD)

No	Item	Construction period		Operating period
		1	2	3	4	5	6	7	8
I	Net cash flow from operating activities			45350.10	67479.73	66483.68	63893.43	62841.09	54973.99
1	Cash inflow			198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.1	Operating revenue			198180.00	264240.00	264240.00	264240.00	264240.00	264240.00
2	Cash outflow			152829.90	196760.27	197756.32	200346.57	201398.91	209266.01
2.1	Operating costs			109053.94	125119.65	124880.35	127137.37	126896.24	137544.81
2.2	VAT			16850.18	21335.43	21335.43	21335.43	21335.43	21855.11
2.3	Income tax			252.17	10584.23	11463.14	11700.21	12620.47	10271.83
2.4	Stock dividends			102.27	4292.49	4648.94	4745.09	5118.30	4165.80
2.5	Ore export tax			13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
2.6	Mineral tax			13285.67	17714.23	17714.23	17714.23	17714.23	17714.23
II	Net cash flow from investment activities	-174116.89	-261175.33	-21951.23	-2389.42			-19857.97
1	Cash outflow	174116.89	261175.33	21951.23	2389.42			19857.97
1.1	Construction investment	174116.89	261175.33
1.2	Maintenance investment							19857.97
1.3	Working capital			21951.23	2389.42
III	Net cash flow from financing activities	174116.89	261175.33	-23398.88	-65090.32	-66483.68	-63893.43	-42983.12	-54973.99
1	Cash inflow	175914.65	273759.63	21951.23	2389.42			19857.97
1.1	Project capital investment	54032.82	90936.90	21951.23	2389.42			19857.97
1.2	Construction investment loan	121881.82	182822.73
1.3	Working capital borrowings
2	Cash outflow	1797.76	12584.30	45350.10	67479.73	66483.68	63893.43	62841.09	54973.99
2.1	Interest expense	1797.76	12584.30	17977.57	16362.59	13346.68	10211.59	7044.37	3752.36
2.2	Principal repayment			27372.53	51117.15	53137.00	53681.84	55796.72	51221.63
	Net cash flow(I＋II＋III)							0.00
	Accumulated surplus fund							0.00	0.00

Table19-7 (Cont’d) Financial Plan Cash Flow (Unit: KUSD)

No	Item	Operating period
		9	10	11	12	13	14	15
I	Net cash flow from operating activities	53916.31	53368.28	53373.61	52842.32	47989.05	47793.94	47589.10
1	Cash inflow	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00
1.1	Operating revenue	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00	264240.00
2	Cash outflow	210323.69	210871.72	210866.39	211397.68	216250.95	216446.06	216650.90
2.1	Operating costs	137462.64	137744.09	138106.63	138999.40	145759.33	146073.76	146403.89
2.2	VAT	21783.63	21775.58	21748.60	21780.94	22642.84	22642.84	22642.84
2.3	Income tax	11126.60	11205.91	11208.23	10977.04	9192.48	9107.59	9018.45
2.4	Stock dividends	4512.46	4544.62	4545.56	4451.80	3728.06	3693.63	3657.48
2.5	Ore export tax	17719.18	17800.77	17628.69	17594.25	17464.12	17464.12	17464.12
2.6	Mineral tax	17719.18	17800.77	17628.69	17594.25	17464.12	17464.12	17464.12
II	Net cash flow from investment activities				-19857.97
1	Cash outflow				19857.97
1.1	Construction investment
1.2	Maintenance investment				19857.97
1.3	Working capital
III	Net cash flow from financing activities	-13107.96			19857.97
1	Cash inflow				19857.97
1.1	Project capital investment				19857.97
1.2	Construction investment loan
1.3	Working capital borrowings
2	Cash outflow	13107.96
2.1	Interest expense	730.28
2.2	Principal repayment	12377.68
	Net cash flow(I＋II＋III)	40808.35	53368.28	53373.61	52842.32	47989.05	47793.94	47589.10
	Accumulated surplus fund	40808.35	94176.62	147550.23	200392.55	248381.60	296175.55	343764.64

Table19-8 Bauxite price sensitivity analysis table

No	Item	UNIT	Range of price change
			-10%	-8%	-6%	-4%	-2%	0%	2%	4%	6%	8%	10%
1	The bauxite price (Deliver at the Wharf)	USD/wt	19.82	20.26	20.70	21.14	21.58	22.02	22.46	22.90	23.34	23.78	24.22
2	Operating revenue	kUSD /a	237816.00	243100.80	248385.60	253670.40	258955.20	264240.00	269524.80	274809.60	280094.40	285379.20	290664.00
3	Total cost and expense	kUSD /a	168743.55	168723.51	168703.47	168683.44	168663.40	168643.36	168623.33	168603.29	168583.25	168563.22	168543.18
4	NET profit	kUSD /a	8533.32	12405.85	16278.39	20150.92	24023.45	27895.98	31768.51	35641.04	39513.57	43386.10	47258.63
5	Financial internal rate of return before income	%	5.42	6.84	8.18	9.46	10.68	11.85	12.98	14.08	15.15	16.20	17.22
6	Financial internal rate of return after income	%	3.91	4.96	5.96	6.91	7.83	8.72	9.58	10.42	11.23	12.02	12.80
7	Net present value before income tax (ic=8%)	kUSD	-77494.06	-35812.61	5868.85	47550.31	89231.76	130913.22	172594.68	214276.14	255957.59	297639.05	339320.51
8	Net present value after income tax (ic=8%)	kUSD	-121457.39	-92430.04	-63402.69	-34375.34	-5347.99	23679.35	52706.70	81734.05	110761.40	139788.74	168816.09

19.6 Sensitivity analysis results

At present, the mine has been built up and has reached the production scale of 12Mt/a. From the analysis of the production technical conditions, it can keep this production capacity for a long time, and from the analysis of the market demand, with the demand of this output, the production scale can be kept at 12Mt/a, The operating costs of open-pit mining and belt transportation change little, other costs change little, so the total costs change little. The bauxite ore price is the main factor that affects the mine benefit. The sensitivity analysis only considers the influence of price fluctuation on project income. Price sensitivity analysis of bauxite is shown in table 19-8.

19.7 Economic efficiency analysis

The financial internal rate of return before income tax is 11.85%, and the payback period is 8.44 years (including the construction period). The financial internal rate of return after income tax is 8.72%, and the payback period is 10.10 years (including the construction period).

The capital financial internal rate of return of the project is 10.16%.

19.8 Risk analysis

With the world’s largest bauxite reserves, Guinea has great prospects for development in the bauxite industry. China and Guinea have maintained a stable development relationship. Currently, the Government of Guinea is working to improve the investment environment and attract foreign investment, hoping to promote the national economic development through the development in mining industry. According to the Boffa Project Risk Assessment Report (Sinorating), the risk is high, mainly political risk. Close attention should be paid to the risks of government stability and the indirect default and political violence risks arising from the domestic political pressure. After the coup in September 2021, the political risks are under control.

Economic and financial risks mainly include macroeconomic risks, fiscal deficits, government debt risks and inflation risks. According to the Risk Assessment Report, Guinea’s economy has little impact on the project. On the one hand, Guinea’s economy is likely to show a slow recovery and the inflation has been effectively curbed, and the fiscal deficit is improving gradually. The only concern is that Guinea’s debt levels, particularly the external debt, are expected to rise rapidly. On the other hand, the products of the project will mainly be shipped to China and will not be sold locally, which will not be affected by the local economy, but by the changes of government policies and the dissatisfaction of local residents.

Foreign exchange risk. Since the products of this project are mainly exported to China rather than being sold in Guinea, USD will be used as the settlement currency in accordance with international practice. Therefore, the depreciation of Guinean Franc has no effect on the revenue from this project. However, holding a certain amount of local currency is required for the construction and operation of the project, which may increase the construction and operating costs of the project.

Market risk. The project products are mainly supplies the Corporation, which will not face any market sale barriers. However, the world’s aluminum industry will still suffer hard times in the short term, and the liberalization of bauxite export controls in Indonesia may reduce the market competitiveness of the bauxite from Guinea, which reduces the number of projects that Chalco supplies. Besides, Chinese enterprises’ entering the traditionally western-dominated Guinean market is bound to provoke resistance. According to the comprehensive assessment, the project is facing a market risk of the medium level.

Policy risks on the infrastructure. According to the Mining Code, the infrastructure (including but not limited to the railway, highway, bridges, ports, airports, cities and auxiliary facilities, canals and power transmission network) built for mining activities in any way financing shall be handed over to the Government of Guinea 5 years free of charge after the investor has gained fair return on investment. After that, the mining company enjoys a preferential access to such infrastructure. According to the agreement with the Government of Guinea, the mining company can continue to operate the infrastructure built for the mining projects or the Government of Guinea can specify independent operator to operate the infrastructure shared by the mining company and other companies through bidding. Therefore, the right of managing the public infrastructure is at the risk of losing control if no agreement is reached with the Government of Guinea in advance.

The bauxite price is largely based on average price of the five years before 2017, a period when the industry was at a low ebb. Now the bauxite price is on the rise. Currently, the bauxite price (Deliver at the Wharf) is higher than that in the 2017 feasibility study report.

The infrastructure has been completed as planned and has reached the design capacity 3 years ahead of schedule. The funds are in place and the construction cost is controlled within the budgeted cost.

The operating cost is within the budget according to the current production.

The results of the economic analysis are of a high precision and the economic risks are under control.

20 Adjacent Properties

The mining rights near the Boffa Mine are shown in Table 20-1and Figure 20-1.

① Henan International Mine, with an area of 486.4405km2 and a validity of 25 years from October 25, 2010 to October 24, 2035.

② SPIC Mine, with an area of 124.8749km2+757.7357km2 and a validity from August 10, 2018 to August 9, 2043.

③ Alcoa Guinea Mine, with an area of 578.55km2 and a validity from June 23, 1964 to June 22, 2039.

④ EGA Mine (SOCIETE GLOBAL ALUMINA), with an area of 690.2km2 and a validity from November 21, 2005 to November 21, 2030.

⑤ AXIS MINERALS RESOURCES SA, with an area of 425.3605km2 and a validity from November 2, 2018 to November 1, 2033.

⑥ SOCIETE GUINEAN BRAIN TOUCH SARL, with an area of 175.5074km2 and a validity from November 2, 2018 to November 1, 2033

⑦ Aluminum Company of Guinea (Rusal), with an area of 1,776.25km2 and a validity from August 13, 1964 to February 28, 2025.

⑧ A Shapura Minex Resources Sau (India), with an area of 100.0002km2 and a validity from November 11, 2019 to November 10, 2034.

⑨ Societe Minierede Boke (SMB)-SA (SMB-Winning Consortium), with an area of 261.1311km2 and a validity from June 8, 2021 to June 7, 2046.

Table 20-1 Mining Rights Near the Boffa Mine

No	Mining rights owners	Area(km2)	Validity (year)	Starting and ending time
1	Henan International	486.4405	25	25 Oct 2010 to 24 Oct 2035
2	SPIC	882.6106	25	10 Aug 2018 to 9 Aug 2043
3	Alcoa CBG (Aluminum Company of Guinea)	578.55	75	23 Jun 1964 to 22 Jun 2039
4	Emirates Global Aluminum (SOIETE Global Alumina)	690.2	25	22 Nov 2005 to 21 Nov 2030
5	Axis Minerals Resources SA, India	425.3605	15	2 Nov 2018 to 1 Nov 2033
6	SOIETE GUINEAN BRAIN TOUH SARL	175.5074	15	2 Nov 2018 to 1 Nov 2033
7	Aluminum company of Guinea, Rusal	1776.25	60.5	13 Aug 1964 to 28 Feb 2025
8	A Shapura, India	100.0002	15	11 Nov 2019 to 10 Nov 2034
9	(SMB)Santou-Houda Mine	261.1311	25	8 June 2021 to 7 June 2046

Fig. 20-1 Mining Rights Near the Boffa Mine

21 Other Relevant Data and Information

Other Relevant Data and Information include: five-year bauxite price (from 2017 to 2021) imported from Guinea by China offered by CINF, which are cited in 16.2.

22 Interpretation and Conclusions

Boffa Mine is composed of Boffa North and Boffa South with a total area of 1,248.16km2. The exploitation license and environmental certificate have been obtained. The exploitation license is valid for 15 years (July 9, 2018 to July 8, 2033,) and may be renewed upon expiry. It is mined for bauxite.

Chalco Guinea Co., Ltd. has 85% shares and the Government of Guinea has 15% shares.

Boffa Mine is a productive mine with an annual yield of 12Mt (AAl2O3≥39%), which is shipped to China.

According to the survey, the drilling coordinates measured by the intermediate and low precision GPS are of poor accuracy.

It is Proven that the quality of the drilling is acceptable, the quality of sampling, processing and assaying is reliable, and the assay results are credible.

According to the review of the BHP Boffa Santou Houda Project Close Out Report and the databases provided by Guinea, all data were complete except for the absence of topographic survey. 7,821 drilling works were carried out and 94,030 samples were taken in Boffa Mine. According to the verification and inspection, the Billiton survey data is credible.

CINF has created the digital terrain model based on the drilling coordinates and re-created the resource model and ore block model and estimate the resources with the Distance Power Inverse Ratio method based on the Billiton survey data.

According to the Technical Report for Boffa Bauxite Project in Guinea submitted by CINF in May 2017, the indicated and measured resources in Boffa Mine were 301.19Mt and the inferred resources were 1,806.79Mt, with an average AAl2O3 content of 39.02% and RSiO2 content of 1.09%. The total amount of the resources was 2,107.98Mt, and the average AAl2O3 content was 39.11% and the average RSiO2 content was 1.11%. The method of estimation is appropriate and the results are credible.

As of December 31, 2021, the (indicated + measured + inferred) bauxite resources at the Boffa Mine were reported 1,954.90Mt, with an average AAl2O3 content of 38.92% and an average RSiO2 content of 1.10%, excluding the reserves.

In August 2017, CINF submitted the Feasibility Study Report on Chalco Hong Kong Guinea Boffa Bauxite Mine Project.

In May 2018, CINF submitted the Phase I (Preliminary Design) Specification of Chalco Hong Kong Guinea Boffa Bauxite Mine Project.

The mining method designed is open-pit mining. ROM with the AAl2O3 no less than 39% is mined and shipped to China.

The related transforming factors were studied and analyzed in the estimation of reserves. The indicated and measured resources (AAl2O3≥39%) are converted into reserves. The Proven reserves in Boffa Mine are 79.85Mt, with an average AAl2O3 content of 41.88% and average RSiO2 content of 1.12%; the probable reserves in Boffa Mine are 73.22Mt, with an average AAl2O3 content of 41.74% and an average RSiO2 content of 1.34%; the Proven + Probable reserves in Boffa Mine are 153.08Mt, with an average AAl2O3 content of 41.82% and an average RSiO2 content of 1.23%. The results of reserves estimation are credible.

From 2019 to the end of 2021, 21.67Mt bauxite were mined from Boffa South-orebody #38. By the end of December 31, 2021, Boffa Mine had (Proven + probable) reserves of 131.41Mt, with an average AAl2O3 content of 41.82% and an average RSiO2 content of 1.23%.

The investment analysis and financial analysis methods are suitable, and the parameters used in the analysis are sufficient and reasonable.

The total investment of the project is 474,014.92KUSD, including 435,292.22KUSD for the investment in the construction period, 13,831.95KUSD for the interest incurred during the construction period and 24,340.64KUSD for the working capital.

The ROI is 8.63%, and the ROE is 16.48%.

The financial internal rate of return before income tax is 11.85%, and the payback period is 8.44 years (including 1.5a construction period). The financial internal rate of return after income tax is 8.72%, and the payback period is 10.10 years (including 1.5a construction period).

The financial internal rate of return on capital of the project is 10.16%.

The repayment period of the loan calculated based on the maximum repayment ability is 7.73 years (including 1.5a construction period), which indicates that the project has good repayment ability.

The reserves of Boffa South could produce in full scale for 8 years. The total Boffa reserves could produce in full scale for 12 years.

The above conclusions are of high reliability and meet the precision of the feasibility study.

The high political risks may be the main concern of the project. However after the coup in Guinea in September 2021, political factors have little influence on the project and the risks are basically under control.

The economic and other risks are moderate and controllable.

23 Recommendations

①The surveying of the borehole coordinates is of poor accuracy, which affects the shape and position of the orebody. It is suggested that high-accuracy surveying of the borehole coordinates should be carried out.

②High-accuracy topographic survey shall be carried out in the mine, and the wellhead coordinates of the borehole shall be corrected with the topographic model.

③The terrain model and orebody model shall be re-created based on the high-accuracy survey data for the mining design and production control to reduce the mining dilution rate and loss rate.

24 References

The main references are as follows：

①In May 2017, CINF submitted the <Technical and Resources Report on Bauxite Development Project in Boffa, Guinea>and its database (hereinafter referred to as the "CINF Technical Resources Report";

②In August 2017, CINF submitted the Guinea Boffa Bauxite Mine Project Feasibility Study Report of Chalco Hong Kong (hereinafter referred to as the “CINF Feasibility Study Report”);

③In May 2018, CINF submitted the Guinea Boffa Bauxite Mine Project Detailed Design Phase I Specification of Chalco Hong Kong (hereinafter referred to as the “CINF Project Detailed Design Phase I”;

The specific sections are as follows:

Table 24-1 Specific Sections for References

Table of contents	References	Pages
1 Executive Summary
1.1 Introduction to Mining Properties	CINF feasibility study report	P19-P20
1.2 Property Geology	CINF Project Detailed Design Phase I	P196-P203
1.3 Exploration	CINF Resources Technical Report	P3-P8
1.4 Development and Operations
1.5 Mineral Resources	CINF Resources Technical Report	P86-P88
1.6 Mineral Reserve	CINF Project Detailed Design Phase I	P228-P242
1.7Capital and Operating Costs	CINF feasibility study report	P287-P303
1.8 Permitting
1.9 Conclusions and Recommendations
2 Introduction
2.1 About the Registrant	CINF Project Detailed Design Phase I	P1-P2
2.2 Scope of Technical Report Summary
2.3 Sources of Information	CINF feasibility study report	P18-19
2.4 Qualifications and Declaration
3 Property Description	CINF Project Detailed Design Phase I	P195
4 Accessibility, Infrastructures and Physiography	CINF feasibility study report	P20-P21
4.1 Topography, Elevation and Vegetation
4.2 Accessibility
4.3Climate
4.4 Infrastructure
5 The Project History
5.1 Prior and Current Ownership	CINF feasibility study report	P94-P101
5.2 Exploration and Development
5.2.1 BHP Exploration
5.2.2 Mining One Due Diligence
5.2.3 CINF Technical and Resource Report
5.2.4 CINF Feasibility Study and Design
5.2.4 Chalco Guinean company Mine Construction and Production

Table of contents	References	Pages
6 Geological Setting and Mineralization	CINF Project Detailed Design Phase I	P196-P206
6.1 Regional Geology
6.2 Property Geology
6.3 Deposit Types
7 Exploration	CINF Technical Resources Report	P22-P65
7.1Topographic Surveys, Coordinates and Datum
7.2 Geological Log
7.2 Drilling
7.3 Sampling and QAQC
7.4 Hydrogeology	CINF Technical Resources Report	P22-P65
7.5 Geotechnical Investigation
8 Sample Preparation, Analysis And QAQC
8.1 Sample processing flow and QAQC
8.2 Analysis And QAQC
8.2.1 comparison of analytical methods and results
8.2.2 Analysis And QAQC
8.3 Data Management
9 Data Verification	CINF Technical Resources Report	P51-P63
9.1 Verification method
9.2 Verification results
9.2 External Pulp Duplicates
9.2.1 Distribution of Boreholes for Sampling
9.2.2 Comparison of External Pulp Duplicates Sample Analysis
9.3 Verification Conclusion
10 The processing and metallurgical performance	CINF Technical Resources Report	P22-P24
10.1 Solubility Test Results
10.1.1 Test Results of Zhengzhou Nonferrous Metals Institute
10.1.2 Test Results of China Aluminum Shandong
11 Mineral Resource Estimation
11.1 Estimation method of Resource and Parameter selection	CINF Technical Resources Report	P68-P103
11.1.1 Data and Databases
11.1.2 Parameter Selection for Resource Estimation	CINF Technical Resources Report	P68-P103
11.1.3 Resource Estimation Method
11.1.3.1 Resource Estimation Scope
11.1.3.2 Solid Model

Table of contents	References	Pages
11.1.3.3 Grade Evaluation Method and Block Model
11.2 Estimation of Resource
11.2.1 Resource
11.2.2 Relation Between Grade and Resources
11.3 Analysis of Reliability and Influence factors of Resource
12 Mineral Reserve Estimation	CINF Project Detailed Design Phase I	P228-P242
12.1 Selection of Parameters and Methods for Reserves Estimation
12.1.1 Analysis of Modifying Factors in Economic and Technological Study
12.1.2 Parameter and Method of Reserves Estimation
12.1.2.1 Preferred Area for Mining
12.1.2.2 Parameter and Method of Reserves Estimation
12.1.2.3 Conversion Conditions for Resources to Reserves
12.1.2.3 Conversion of Resource to Reserve Calculation Formula
12.2 Reserve Estimation Result
12.3 Related Note
13 Mining Methods	CINF Project Detailed Design Phase I	P245-P294
13.1 Geotechnical Investigation
13.2 Hydrogeological Condition Study
13.3 Mining Method
13.4 Mining Index
13.5 Mine Scope and Service Life
13.6 Equipment and Staffing
13.6.1 Main Mining Equipment and Quantity
13.6.2Transport Vehicle
13.6.3 Main Reclamation Equipment
13.6.4 Organization and Staffing
14 Beneficiation and Recovery Methods
15 Infrastructure	CINF Project Detailed Design Phase I	P23-P25
15.1 Plot Plan and Transportation
15.1.2 Site Selection
15.1.3 General Arrangements
15.1.3.1 Stope and High grade Ore Yard
15.1.3.2 Low Grade Ore Yard
15.1.3.3 Water Source
15.1.3.4 Belt Conveyor and its Service Road

Table of contents	References	Pages
15.1.3.5 Ferries Wharf
15.1.3.6 Wharf Yard and Living area
15.1.3.7 Heavy Oil Power Station
15.1.3.8 Temporary Waste Dump
15.1.3.9 Others
15.1.3.10 Internal and External Transportation
15.1.3.11 Power System	CINF Project Detailed Design Phase I	P23-P25
15.1.3.12 Water Supply and Drainage
16 Market Studies	CINF feasibility study report	P296-297
16.1 Forecast of Product Supply and Demand
16.2 Product Price Forecast
16.3 Signed or Potential Contract
17 Environmental Studies, Permitting and Social Impacts	CINF feasibility study report	P267-P284
17.1 Results of Environmental Studies
17.2 Disposal of Three Wastes
17.2.1 Waste Gas Treatment
17.2.2 Sewage Treatment	CINF feasibility study report	P231-P238
17.2.3 Solid Waste Treatment
17.2.4 Environmental Investment and Staffing
17.3 Environmental Permit for the Project
17.4 Plan, Consultation, or Agreement with a Local person or Group
17.5 Open Stope Closure Plan	CINF feasibility study report	P155-P156
17.6 Related Notes
18 Capital and Operating Costs
18.1 Investment estimation	CINF feasibility study report	P287-P298
18.1.1 Fees and Rates
18.1. 2 Investment Estimation of Construction
18.2 Operating costs	CINF feasibility study report	P287-P298
18.2.1 Statement of Cost Establishment
18.2.2 Operating Cost Estimation
18.2.3 Statement of Capital and Operating Costs	CINF feasibility study report	P304-P321
19 FINANCIAL ANALYSIS
19.1 Basic Parameters of Economic Evaluation and Related Explanation
19.2 Profit and Profit Distribution
19.2.1 Product Selling and Revenue
19.2.2 Value Added Tax
19.2.3 Export duty and Mineral tax
19.2.4 Profit and Distribution

Table of contents	References	Pages
19.3 Analysis of Project Profitability
19.4 Cash Flow Calculation
19.5 Solvency Analysis and returns
19.6 Economic Benefit Analysis
19.7 Risk Analysis
20 Adjacent Properties	The registrant submitted information on mineral properties
21 Other Relevant Data and Information
22 Interpretation and Conclusions
23 Recommendations
24 References

25 Reliance on Data Provided by Registrant

In the report, the principal relies on the data provided by the registrant:

(1) In 1.1 mining rights profile, the registrant provided information on the mining license in the Boffa Mining Area: mining license in the Boffa North Mining Area: Presidential Decree D/2018/105/PRG/SGG, and mining license in the Boffa South Mining Area: Presidential Decree D/2018/106/PRG/SGG. Boffa North mining area of 653.55km2, Boffa South mining area of 594.61km2, two mining licenses are valid for 15 years (July 9,2018 to July 8,2018) , The expiration date can be extended. The qualified person determines that the above information is lawful and valid.

(2) In 1.1 mining rights profile, the registrar provided the framework agreement signed between Chalco and the Guinea Government. The qualified persons thus determined that Chalco Guinea Co., Ltd. had an 85% shares and that Guinea Government had a 15 % shares. The above two pieces of information are government matters beyond the professional scope of qualified persons.

(3) In the environmental permit for project in 17.3, the registrant provided the environmental permit information of the project. In September 2017, the Guinea Government approved the environmental and social assessment report and held public consultation meetings with local communities and public hearings with the technical committee on environmental assessment. The Guinea Government was awarded to Chalco Hong Kong. Valid for 1 year. The period may be extended after the evaluation of the implementation of the social and Environmental Management Plan is qualified. Qualified Persons find the above information credible. The above information is an environmental matter beyond the professional scope of the qualified person.